UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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CBOE Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:
We cordially invite you to attend the 2016 Annual Meeting of Stockholders of CBOE Holdings, Inc. to be held on Thursday, May 19, 2016, at 9:30 a.m., local time, on the fourth floor of the Chicago Board Options Exchange, Incorporated, at 400 South LaSalle Street, Chicago, Illinois, 60605.
At the Annual Meeting, you will be asked to do the following:

•	elect 14 directors to the Board of Directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified;

•	endorse, in a non-binding resolution, the compensation paid to our executive officers;

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2016 fiscal year;

•	approve the Second Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan; and

•	transact any other business that may properly come before the meeting and any adjournments and postponements of the meeting.
Enclosed with this letter are a formal notice of the Annual Meeting, a Proxy Statement and a form of proxy.
Please carefully review the form of proxy that you receive to confirm that it reflects all of your shares of our stock. If you hold stock in different accounts, you may need to complete multiple proxy cards to vote all of your shares.
If you plan to attend the Annual Meeting in person, please note that you will be required to provide acceptable documentation to gain access to the meeting. See "What do I need to do to attend our Annual Meeting?" If you cannot attend the Annual Meeting in person, a live webcast of the Annual Meeting will be provided on the Investor Relations section of our website at http://ir.CBOE.com, however, please submit your vote in advance. See "Will our Annual Meeting be webcast?"
Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please submit your proxy by Internet or telephone, or complete, sign, date and return the enclosed proxy using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.
We hope that you will participate in the Annual Meeting, either in person or by proxy.

Sincerely,

William J. Brodsky
Chairman
April 7, 2016

CBOE HOLDINGS, INC.
400 South LaSalle Street
Chicago, Illinois 60605
_____________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
_____________

The Annual Meeting of Stockholders of CBOE Holdings, Inc. will be held on Thursday, May 19, 2016, at 9:30 a.m., local time, on the fourth floor of the Chicago Board Options Exchange, Incorporated, at 400 South LaSalle Street, Chicago, Illinois, 60605, for the following purposes:

1.
To consider and act upon a proposal to elect 14 directors to the Board of Directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified;

2.	To consider and act upon a non-binding resolution to approve the compensation paid to our executive officers;

3.	To consider and act upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2016 fiscal year;

4.	To consider and act upon a proposal to approve the Second Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan; and

5.	The transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.
You are entitled to vote at our Annual Meeting and any adjournments or postponements of the meeting if you were a stockholder of record at the close of business on March 22, 2016. We also cordially invite you to attend the meeting.
Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You can vote your shares by completing and returning your proxy card or by voting through the Internet or by telephone by following the instructions on your proxy card. For additional details, please see the information under the heading “How do I vote?”

By Order of the Board of Directors,

Joanne Moffic-Silver
Corporate Secretary
April 7, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2016:
The proxy statement is available on the Investor Relations section of our website at http://ir.CBOE.com/annual-proxy.aspx.

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider in voting your shares of our common stock. Before voting, you should carefully read this entire Proxy Statement, as well as our 2015 Annual Report to Stockholders included in this mailing, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2015.

Annual Meeting Information

May 19, 2016	Chicago Board Options Exchange, Incorporated
9:30 a.m., local time	400 South LaSalle Street
Chicago, Illinois 60605
Stockholder Actions and Board Voting Recommendations

Proposal		Board Voting Recommendation	Page Reference
1.	Elect 14 directors to the Board of Directors	FOR	8
2.	Endorse, in a non-binding resolution, the compensation paid to our executive officers	FOR	43
3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2016 fiscal year	FOR	44
4.	Approve the Second Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan	FOR	47
2015 Corporate Performance Highlights

CBOE Holdings, Inc. and its Board of Directors are committed to a corporate mission and strategy designed to create long-term stockholder value. Our mission is to be the leader in providing innovative products that facilitate and enhance trading in a global marketplace. Our strategy is to continue to define and lead the options and volatility space globally, develop unique products, form strategic alliances that leverage and complement our core business and expand our customer base. The ongoing commitment of our team and the Board to this strategy produced a fifth consecutive year of record financial results in 2015, with new annual highs in revenues and earnings.

Operating Revenues	Net Income Allocated to Common Stockholders	Earnings Per Share
Up 3% to $635 million	Up 8% to $204 million	Up 11% to $2.46

Capital Returned to Common Stockholders in 2015

$208 million

$73 million in dividends	$135 million in share repurchases

5 Year Total Stockholder Return*

218%

Outperformed the S&P Midcap 400 Index's Return of 66%

*Including reinvested dividends

Stockholder Engagement Highlights

CBOE Holdings and its Board are also committed to fostering long-term and institution-wide relationships with stockholders and maintaining their trust and goodwill. As a result, each year we interact with stockholders through a variety of engagement activities. In 2015, we expanded our outreach to include discussions specifically focused on corporate governance and proxy season trends and issues, targeting our top 20 stockholders that represent nearly 50 percent of institutional holdings. We spoke with representatives, representing nearly 30 percent of our outstanding shares through this effort. We gained valuable feedback during these engagements, and this feedback was shared with the Board and its relevant committees and we incorporated some of the disclosure suggestions into this Proxy Statement.

Corporate Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of stockholders and strengthens our Board and management accountability. The following are highlights of our corporate governance framework, which is described in further in this Proxy Statement:

●	14 Director Nominees;	●	Regular Executive Sessions of Board and Committees;
●	12 of the 14 Director Nominees are Independent;	●	Risk Oversight by Board and Committees;
●	Directors are Elected Annually;	●	Lead Independent Director;
●	Majority Voting Standard in Election of Directors;	●	Anti-Hedging and Anti-Pledging Policies; and
●	Majority Voting Standard for Bylaw and Charter Amendments;	●	Independent Audit, Compensation and Nominating and Governance Committees.

Executive Compensation Highlights

The design of our executive compensation program, including compensation practices and independent oversight, is intended to align management's interests with those of our stockholders, including:

●	Annual cash incentive for 2015 derived from corporate performance (weighted 70%) and individual performance (weighted 30%);
●	RSU grants in 2015 were subject to performance conditions (50% of award) and three-year vesting (50% of award);
●	Performance-based compensation with limits on all incentive award payouts;
●	No excessive perquisites;
●	Clawback provisions for cash incentives and equity awards; and
●	Mandatory stock ownership guidelines.
Additional Information

Please see the "Voting Instructions and Information" and "Stockholder Proposals" sections for important information about this Proxy Statement, voting, the 2016 Annual Meeting, CBOE Holdings documents, communications and the deadlines to submit stockholder proposals for the 2017 Annual Meeting. Additional questions may be directed to Investor Relations at investorrelations@cboe.com or (312) 786-5600.

CBOE HOLDINGS, INC.
400 South LaSalle Street
Chicago, Illinois 60605
_____________________
PROXY STATEMENT
_______________________________

ANNUAL MEETING OF STOCKHOLDERS
May 19, 2016
______________________

INTRODUCTION
We are furnishing this Proxy Statement to you in connection with a solicitation of proxies by the Board of Directors (the "Board") of CBOE Holdings, Inc., a Delaware corporation, for use at the CBOE Holdings, Inc. 2016 Annual Meeting of Stockholders (the "Annual Meeting") on Thursday, May 19, 2016 at 9:30 a.m., local time, and at any adjournments or postponements of our Annual Meeting. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to stockholders is April 7, 2016.
Except as otherwise indicated, the terms "the Company," "CBOE Holdings," "we," "us" and "our" refer to CBOE Holdings, Inc. When we use the term "CBOE," we are referring to Chicago Board Options Exchange, Incorporated, a wholly owned subsidiary and predecessor entity of CBOE Holdings. Members of the CBOE Holdings Board also serve on the Board of Directors of CBOE and the Board of Directors of C2 Options Exchange, Incorporated ("C2"), a wholly owned subsidiary.

VOTING INSTRUCTIONS AND INFORMATION
Why did I receive these proxy materials?
This Proxy Statement was mailed to holders of our common stock on or about April 7, 2016. Our Board is asking for your proxy. By giving us your proxy, you authorize the proxyholders (William J. Brodsky, Joanne Moffic-Silver and Edward T. Tilly) to vote your shares at the Annual Meeting according to the instructions that you provide. If the Annual Meeting is adjourned or postponed, your proxy will be used to vote your shares when the meeting reconvenes.
Our 2015 Annual Report to Stockholders, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2015 (excluding exhibits), as filed with the Securities and Exchange Commission (the "SEC"), is being mailed to stockholders with this Proxy Statement.
Who can vote at our Annual Meeting?
You are entitled to vote your shares of our common stock if you were a stockholder at the close of business on March 22, 2016, the record date for our Annual Meeting. On that date, there were 81,636,239 shares of our common stock outstanding and 15,504 shares of unvested restricted stock, which have been granted to our employees and directors and have voting rights at the Annual Meeting. Therefore, there are 81,651,743 shares of voting common stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting. Our outstanding common stock is held by approximately 157 stockholders of record as of March 22, 2016.

Who is and is not a stockholder of record?
If you hold shares of common stock registered in your name at our transfer agent, Computershare, you are a stockholder of record.
If you hold shares of common stock indirectly through a broker, bank or similar institution, or are an employee who holds shares of restricted stock at Fidelity, you are not a stockholder of record, but instead hold in "street name."
What do I need to do to attend our Annual Meeting?
Attendance at our Annual Meeting is generally limited to our stockholders and their authorized representatives. All stockholders must bring an acceptable form of identification, such as a driver's license, in order to attend our Annual Meeting in person. In addition, if you hold shares of common stock in street name and would like to attend our Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on March 22, 2016, the record date for our Annual Meeting.
If you hold shares in street name and you want to vote your shares in person at the Annual Meeting, you must bring a legal proxy signed by your bank, broker or nominee to the Annual Meeting.
Any representative of a stockholder who wishes to attend the Annual Meeting must present acceptable documentation evidencing his or her authority, acceptable evidence of ownership by the stockholder of common stock as described above and an acceptable form of identification. We reserve the right to limit the number of representatives for any stockholder who may attend the Annual Meeting.
Please contact Investor Relations at investorrelations@cboe.com or (312) 786-5600 in advance of our Annual Meeting if you have questions about attending our Annual Meeting, including regarding the required documentation. If you plan to attend the Annual Meeting, please provide adequate time to pass through the security process necessary to gain access to the meeting room.
Will our Annual Meeting be webcast?
Yes. A live webcast of the Annual Meeting will be provided on the Investor Relations section of our website at http://ir.CBOE.com. On the Events and Presentations page of our Investor Relations website, click on "Listen to Webcast" for our Annual Meeting. If you miss the meeting, you can view a replay of the webcast on that site. Please note that you will not be able to vote your shares or ask questions via the webcast. If you plan to view the webcast, please submit your vote in advance.
How do I vote?
You may cast your vote in one of four ways:

•	By Internet. The web address for Internet voting is on the enclosed proxy card. Internet voting is available 24 hours a day.

•	By Telephone. The number for telephone voting is on the enclosed proxy card. Telephone voting is available 24 hours a day.

•	By Mail. Mark the enclosed proxy card, sign and date it, and return it in the pre-paid envelope we have provided.

•	At Our Annual Meeting. You may vote in person at our Annual Meeting (see What do I need to do to attend our Annual Meeting?).
If you choose to vote by Internet, by telephone or at our Annual Meeting, then you do not need to return the proxy card. To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card. If you vote by Internet or telephone and subsequently obtain a legal proxy from your account representative, then your prior vote will be revoked regardless of whether you vote that legal proxy.
The Internet and telephone voting procedures are designed to authenticate stockholders' identities, allow stockholders to give their voting instructions and confirm that stockholders' instructions have been recorded properly. Stockholders voting by

Internet or telephone should understand that, while we do not charge any fees for voting by Internet or telephone, there may nevertheless be costs that must be borne by you.
May I change my vote?
If you are a stockholder of record, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting by:

•	submitting a new proxy by telephone or through the Internet, after the date of the earlier voted proxy,

•	returning a signed proxy card dated later than your last proxy,

•	submitting a written revocation to the Corporate Secretary of CBOE Holdings, Inc. at 400 South LaSalle Street, Chicago, Illinois 60605, or

•	appearing in person and voting at the Annual Meeting.
If you are a stockholder of record and need a new proxy card, to change your vote or otherwise, please contact the Corporate Secretary at the address above or via email at CorporateSecretary@cboe.com.
If your bank, broker or other nominee holds your shares in "street name," you may revoke your proxy or change your vote only by following the separate instructions provided by your bank, broker or nominee.
To vote in person at the Annual Meeting, you must attend the meeting and cast your vote in accordance with the voting provisions established for the Annual Meeting. Attendance at the Annual Meeting without voting in accordance with the voting procedures does not, by itself, revoke a proxy. If your bank, broker or other nominee holds your shares and you want to attend and vote your shares at the Annual Meeting, you must bring a legal proxy signed by your bank, broker or nominee to the Annual Meeting.
If I submit a proxy by Internet, telephone or mail, how will my shares be voted?
If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares of common stock will be voted in accordance with your instructions.
If you sign, date and return your proxy card but do not give voting instructions, your shares of common stock will be voted as follows:

•	FOR the election of each of our director nominees,

•	FOR the advisory vote to approve the compensation paid to our executive officers,

•	FOR the ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for our 2016 fiscal year,

•	FOR the approval of the Second Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan, and

•	otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before our Annual Meeting.
In addition, if you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, and any other matters are properly presented at the Annual Meeting, your shares of common stock will be voted in accordance with the judgment of the persons voting the proxy. We are not aware of any other matters that will be considered at the Annual Meeting.

If I hold my shares in "street name" and do not provide voting instructions, can my broker still vote my shares?
Under the rules of various securities exchanges, brokers that have not received voting instructions from their customers 10 days prior to the meeting date may vote their customers' shares in the brokers' discretion on the proposal regarding the ratification of the appointment of independent registered public accounting firm, because the rules of the exchanges currently deem this a "discretionary" matter. Absent instruction, brokers will not be able to vote on any of the other matters included in this Proxy Statement.
What vote is required for adoption or approval of each matter?
Election of Directors. You may vote FOR or AGAINST each of the director nominees or you may ABSTAIN. Each nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. Each nominee has tendered his or her resignation, contingent on failing to receive a majority of the votes cast in this election and acceptance by the Board. In the event any director fails to receive a majority of votes cast, the Nominating and Governance Committee will consider and make a recommendation to the Board as to whether to accept the resignation.
Advisory Vote on Executive Compensation Matters. You may vote FOR or AGAINST the advisory proposal to approve our executive compensation or you may ABSTAIN. A majority of the shares of common stock cast must be voted FOR approval of the advisory proposal in order for it to pass. Votes cast FOR or AGAINST with respect to the proposal will be counted as shares cast on the proposal.
Ratification of the Appointment of Independent Registered Public Accounting Firm. You may vote FOR or AGAINST the ratification of the appointment of our independent registered public accounting firm, or you may ABSTAIN. A majority of the shares of common stock cast must be voted FOR ratification in order for it to pass. Votes cast FOR or AGAINST with respect to this matter will be counted as shares cast on the matter.
Approval of the Second Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan.    You may vote FOR or AGAINST the proposal to approve the Second Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan or you may ABSTAIN. A majority of the shares of common stock cast must be voted FOR approval of the proposal in order for it to pass. Votes cast FOR or AGAINST with respect to the proposal will be counted as shares cast on the proposal.

Abstentions and Broker Non-Votes. Abstentions and broker non-votes will not be considered cast either for or against any of the matters being presented in this proxy statement. If you do not provide your broker with voting instructions on non-discretionary matters, the broker cannot vote your shares on these matters. A "broker non-vote" occurs when your broker submits a proxy for the meeting with respect to discretionary matters, but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. In the case of a discretionary matter (i.e., the ratification of the appointment of our independent registered public accounting firm), your broker is permitted to vote your shares of common stock even when you have not given voting instructions (as described above under If I hold my shares in "street name" and do not provide voting instructions, can my broker still vote my shares?).
How many votes are required to transact business at our Annual Meeting?
A quorum is required to transact business at our Annual Meeting. The holders of a majority of the outstanding shares of our common stock as of March 22, 2016, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at our Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.
What happens if the meeting is postponed or adjourned?
Your proxy will remain valid and may be voted at the postponed or adjourned meeting. You will be able to change or revoke your proxy until it is voted.

How do I obtain more information about CBOE Holdings, Inc.?
A copy of our 2015 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, is enclosed with this Proxy Statement. The 2015 Annual Report, our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charters for our Audit, Compensation and Nominating and Governance Committees are available on our website at http://ir.CBOE.com. In addition, we intend to disclose any future amendments to certain provisions of our Code of Business Conduct and Ethics, or any waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions on our website at http://ir.CBOE.com.
These documents may also be obtained, free of charge, by writing to: CBOE Holdings, Inc., 400 South LaSalle Street, Chicago, Illinois, 60605, Attn: Investor Relations; or by sending an e-mail to: investorrelations@cboe.com.
These documents, as well as other information about us, are also available on our website at http://ir.CBOE.com.
How do I sign up for electronic delivery of proxy materials?
This Proxy Statement and our 2015 Annual Report to Stockholders are available on our website at http://ir.CBOE.com. If you would like to help reduce our costs of printing and mailing future materials, you can consent to access these documents in the future over the Internet rather than receiving printed copies in the mail.
If you are a stockholder of record, you may sign up for this service at www.computershare.com. If you hold shares of common stock in "street name," you can contact your account representative at the broker, bank or similar institution through which you hold your shares for information regarding electronic delivery of future materials. Your consent to electronic delivery will remain in effect until you revoke it.
Who pays the expenses of this proxy solicitation?
The Company will pay the expenses of the preparation of our proxy materials and the solicitation of proxies by the Company for our Annual Meeting. Certain of our directors, officers or employees may make solicitations in person, telephonically, electronically or by other means of communication. We have also engaged Morrow & Co., LLC to assist in the solicitation and distribution of proxies. Our directors, officers and employees will receive no additional compensation for any such solicitation, and we will pay Morrow & Co. a fee of $7,500 for its services, as well as reimbursements for certain expenses. We will request that banks, brokerage houses and other custodians, nominees and fiduciaries forward all of our solicitation materials to the beneficial owners of the shares that they hold of record. We will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to customers.
If you have any questions about the Annual Meeting or need additional copies of this Proxy Statement or additional proxy cards, please contact Morrow & Co., LLC at 470 West Avenue, Stamford, Connecticut 06902. Banks and brokerage firms may call (203) 658-9400 and stockholders may call (800) 252-1959.
Who will count the vote?
The Company has engaged Computershare to serve as the inspector of elections for the Annual Meeting.
What does it mean if I get more than one proxy or voting instruction card?
If your shares are registered in more than one name or in more than one account, you will receive more than one card. This may occur if you hold common stock in multiple accounts, such as with different brokers in street name and as the record holder with Computershare. Please complete and return all of the proxy or voting instruction cards that you receive (or vote by telephone or through the Internet all of the shares on all of the proxy or voting instruction cards received) to ensure that all of your shares are voted.

PROPOSAL ONE
ELECTION OF DIRECTORS
Board Composition
Our Second Amended and Restated Certificate of Incorporation provides that our Board will consist of not less than 11 and not more than 23 directors. Our Board currently has 13 directors. Each director serves until the next Annual Meeting of Stockholders or until his or her successor is elected or appointed and qualified, except in the event of earlier death, resignation or removal. There is no limit on the number of terms a director may serve on our Board.
General
At our Annual Meeting, our stockholders will be asked to elect the 14 director nominees set forth below, each to serve until the 2017 Annual Meeting. All of the director nominees have been recommended for election by our Nominating and Governance Committee and approved and nominated for election by our Board. The director nominees include one new nominee, William M. Farrow III.
All of the nominees have indicated their willingness to serve if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, then shares represented by properly executed proxies will be voted at the discretion of the persons named in those proxies for such other person as the Board may designate. We do not presently expect that any of the nominees will be unavailable. Your proxy for the Annual Meeting cannot be voted for more than 14 nominees.
Qualifications and Experience
The Board believes that the skills, qualifications and experiences of the director nominees make them all highly qualified to serve on our Board, both individually and as complementary skills on our Board. Our director nominees also exhibit an effective mix of diversity. In addition, our Board’s composition represents a balanced approach to director tenure, 5 of the 14 nominees have tenures less than ten years, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors. The following table shows the specific qualifications and experience the Board and the Nominating and Governance Committee considered for each director.

Director Qualifications and Experience	Brodsky	Boris	English	Farrow	Fitzpatrick	Froetscher	Goodman	Martin	Palmore	Phillips	Skinner	Stone	Sunshine	Tilly
Company's Mission Understand and adhere to the Company's mission	•	•	•	•	•	•	•	•	•	•	•	•	•	•
Independence Satisfy the independence requirements of NASDAQ		•	•	•	•	•	•	•	•	•	•	•	•	
Strategy Experience developing and executing strategy	•	•	•	•	•	•	•	•			•	•	•	•
Management Experience managing at a senior level	•	•	•	•	•	•	•	•	•	•	•	•	•	•
Financial Markets Experience with our markets and the trading of listed derivatives	•	•	•	•						•				•
Government Relations Experience working in or with the government and regulators	•	•		•				•	•	•	•	•	•	•
Corporate Governance Knowledge of corporate governance matters, including through service on other public company boards	•	•	•	•		•	•	•	•	•	•		•	•
Risk Management Experience overseeing risk management	•	•		•	•	•		•	•		•	•	•	•
Fresh Perspective Board tenure is less than ten years			•	•	•		•							•
Diversity Enhances Board perspectives through diversity, e.g. gender and race				•		•	•		•	•		•

Nominees
Set forth below is biographical information for each of the directors nominated to serve on our Board for a one-year term until the 2017 Annual Meeting of Stockholders, as well as the reasons why the Board believes each candidate is well suited to serve as a director. The terms indicated for service include the service on the board of CBOE prior to our demutualization and our initial public offering in 2010.
William J. Brodsky. Mr. Brodsky, 72, is our Chairman. Mr. Brodsky served as Chairman and Chief Executive Officer (CEO) of CBOE Holdings since our initial public offering in 2010 and of CBOE since 1997 until he stepped down as CEO of CBOE Holdings and CBOE in May 2013. Prior to joining us in 1997, Mr. Brodsky was president and chief executive officer of the Chicago Mercantile Exchange from 1985 to 1997. Mr. Brodsky serves as the Chairman of Navy Pier, Inc., a not-for-profit corporation, and is a director of WEC Energy Group, Inc. and its predecessors. He also is past chairman and currently serves as a director of the World Federation of Exchanges and past chairman of the International Options Markets Association. He is a member of the Federal Reserve Bank of New York's International Advisory Committee. Mr. Brodsky also serves as a trustee of Syracuse University. He is the past chairman and currently serves as a director of Northwestern Memorial Hospital. Mr. Brodsky holds an A.B. degree and a J.D. degree from Syracuse University and is a member of the bar in Illinois and New York.
Mr. Brodsky led our senior management team as our Chief Executive Officer for 16 years. He brings significant knowledge of our company and the securities and futures industry. In addition to serving at CBOE, he has extensive experience in a similar capacity with another industry participant. We believe that his experience in our industry makes him well suited to serve on our Board. His experience allows him to provide the Board a unique perspective on our business, competition and regulatory concerns.
James R. Boris. Mr. Boris, 71, currently serves as our Lead Director and has served on the Board of CBOE Holdings since our initial public offering in 2010 and of CBOE from 1992-1993, in 1997 and from 2003 to the present. Mr. Boris is the retired chairman and chief executive officer of EVEREN Securities, Inc. and its predecessor, Kemper Securities, Inc. His past affiliations include membership on the boards of directors of Integrys Energy Group, Inc., Peoples Energy Corporation, Smurfit-Stone Container Corporation, and Midwest Air Group, Inc. He also served on the boards of directors of the Chicago Stock Exchange, the Securities Industry Association, The Catholic Charities of the Archdiocese of Chicago, Loyola University Health System, Inc., Big Shoulders Fund, the Civic Federation and Chicago's Economic Development Commission. He has served on the board of trustees of Gannon University and Loyola University of Chicago and on advisory boards at both Northwestern University's Kellogg School of Management and DePaul University's College of Commerce. He holds a B.A. and M.B.A. from Gannon University.
As the retired chairman and CEO of a full-service securities brokerage firm, Mr. Boris has extensive knowledge of our industry. His experience as a CEO and service on other public company boards gives Mr. Boris experience with corporate governance and leadership skills that we believe make him well suited to serve on our Board and as our Lead Director.
Frank E. English, Jr. Mr. English, 70, has served on our Board since 2012. He serves as Senior Advisor at W.W. Grainger, Inc., a position he has held since 2011. From 1976 through April 2011, Mr. English served in a number of positions at Morgan Stanley, including Vice Chairman, Investment Banking, where he advised numerous domestic and international clients on the use of their capital, corporate strategy and relations with shareholders. He currently serves on the boards of directors of Arthur J. Gallagher & Co. and Tower International, Inc. Mr. English holds a B.B.A. from the University of Notre Dame.
Mr. English brings his experience advising and serving on boards of directors. His knowledge regarding capital deployment, shareholder relations and strategic planning bring an important skill set to the Board. We believe that Mr. English is well suited to serve on our Board based on his experience.
William M. Farrow III. Mr. Farrow, 61, is a new nominee to our Board. Mr. Farrow is currently a director and the President and Chief Executive Officer of Urban Partnership Bank, a position he has held since 2010. Prior to that, he was the Managing Partner and Chief Executive Office of FC Partners Group, LLC from 2007 to 2009, the Executive Vice President and Chief Information Officer of The Chicago Board of Trade from 2001 to 2007 and held various senior positions at Bank One Corporation. Mr. Farrow currently serves on the boards of directors of CoBank, Inc., the Federal Reserve Bank of Chicago and the NorthShore University Health Systems. Mr. Farrow holds a B.A. degree from Augustana College and a Masters of Management from Northwestern University's Kellogg School of Management.
Mr. Farrow brings his experience as the President and CEO of a mission based community development financial institution to our Board. He has a strong understanding of information technology systems and the financial services and banking industry. We believe that these experiences give Mr. Farrow an important skill set that makes him well suited to serve on our Board.
Edward J. Fitzpatrick. Mr. Fitzpatrick, 49, has served on our Board since 2013. Mr. Fitzpatrick began serving as chief financial officer (CFO) of Genpact Limited in July 2014. Prior to that, Mr. Fitzpatrick worked at Motorola Solutions, Inc. and its predecessors from 1998 through 2014 in various financial positions, including as its CFO from 2009 to 2013. Before joining Motorola, Mr. Fitzpatrick was an auditor at PricewaterhouseCoopers, LLP from 1988 to 1998. Mr. Fitzpatrick holds a B.S. in accounting from Pennsylvania State University and an M.B.A. from The Wharton School at the University of Pennsylvania and earned his CPA certification in 1990.
Mr. Fitzpatrick brings his experience as the CFO of a public company to our Board. He has extensive experience with finance, public company responsibilities and strategic transactions. We believe that these experiences give Mr. Fitzpatrick an important skill set that makes him well suited to serve on our Board.
Janet P. Froetscher. Ms. Froetscher, 56, has served on the Board of CBOE Holdings since our initial public offering in 2010 and of CBOE since 2005. Previously, she served as president and chief executive officer of Special Olympics International from October 2013 until October 2015, president and chief executive officer of the National Safety Council from 2008 until October 2013, president and chief executive officer of the United Way of Metropolitan Chicago and in a variety of roles at the Aspen Institute, most recently as chief operating officer. From 1992 to 2000, Ms. Froetscher was the executive director of the Finance Research and Advisory Committee of the Commercial Club of Chicago. Ms. Froetscher holds a B.A. degree from the University of Virginia and a Masters of Management from Northwestern University's Kellogg School of Management. Ms. Froetscher is also a Henry Crown Fellow of the Aspen Institute.
Ms. Froetscher brings her experience as a CEO of public service entities to our Board. We believe that these experiences give her leadership, operational and community engagement skills that make her well suited to serve on our Board.

Jill R. Goodman. Ms. Goodman, 49, became Managing Director of Foros, a boutique strategic and mergers and acquisitions advisory firm, in November 2013, and has served on our Board since 2012. She served as a Managing Director and Head, Special Committee and Fiduciary Practice - U.S. at Rothschild from 2010 to October 2013. From 1998-2010, Ms. Goodman was with Lazard in the Mergers & Acquisitions and Strategic Advisory Group, most recently as Managing Director. Ms. Goodman advises companies and special committees with regard to mergers and acquisitions. Ms. Goodman graduated magna cum laude from Rice University with a B.A. She received her J.D., with honors, from the University of Chicago Law School.
Ms. Goodman brings extensive experience in the boardroom to our company. Her experiences, both as an investment banker and her corporate and securities legal background, bring a unique insight with which to consider our opportunities. We believe that these experiences give her knowledge and skills that make her well suited to serve on our Board.
R. Eden Martin. Mr. Martin, 75, is Senior Counsel to the law firm Sidley Austin LLP, having served as a partner from 1975 to 2004 and as chairman of the management committee from 1989 until 1999. He has served on the Board of CBOE Holdings since our initial public offering in 2010 and of CBOE since 2000. Mr. Martin served as the president of The Commercial Club of Chicago and president of its Civic Committee from 1999 until the end of 2010. Mr. Martin previously served on the boards of Aon Corporation and Nicor, Inc. He is a life trustee of Northwestern University, the Chicago History Museum, the Chicago Symphony Orchestra and the Ravinia Festival. Mr. Martin holds a B.A. from the University of Illinois and an L.L.B. degree from Harvard University.
From his experience practicing law, Mr. Martin brings an understanding of regulatory issues and legal risks to our business. His extensive service on other public company boards gives him a broad understanding of corporate governance and risk management. We believe that his experience makes him well suited to serve on our Board.
Roderick A. Palmore. Mr. Palmore, 64, is Senior Counsel at Dentons where he advises public and private corporations and their leadership suites on risk management and governance issues across practices and industry sectors. Mr. Palmore retired from his position as executive vice president, general counsel and chief compliance and risk management officer of General Mills, Inc. in February 2015 and has served on the Board of CBOE Holdings since our initial public offering in 2010 and of CBOE since 2000. Prior to joining General Mills in February 2008, he served as executive vice president and general counsel of Sara Lee Corporation. Before joining Sara Lee, Mr. Palmore served in the U.S. Attorney's Office in Chicago and in private practice. Mr. Palmore is currently a member of the boards of directors of The Goodyear Tire & Rubber Company and Express Scripts Holding Company and has previously served as a member of the boards of directors of Nuveen Investments, Inc. and the United Way of Metropolitan Chicago. Mr. Palmore holds a B.A. degree in Economics from Yale University and a J.D. degree from the University of Chicago Law School.
Through his experience as general counsel of public companies, in private practice and as an Assistant U.S. Attorney, Mr. Palmore has extensive experience in corporate governance and the legal issues facing our company. In addition, his experience provides him with strong risk management skills. We believe that his experience makes him well suited to serve on our Board.
Susan M. Phillips. Dr. Phillips, 71, retired as the dean of The George Washington University School of Business in 2010, and retired as professor of finance in 2011, positions she had held since 1998. She continues as a professor of finance emeritus at the same university. Dr. Phillips has served on the Board of CBOE Holdings since our initial public offering in 2010 and of CBOE since 2000. Previously she served as a commissioner of the Commodities Futures Trading Commission (CFTC) from 1981 to 1983 and served as chairman of the CFTC from 1983 to 1987 and as a member of the board of governors of the Federal Reserve System from 1991 to 1998. Dr. Phillips also served as a Brookings, then SEC, Economic Policy Fellow from 1976 to 1978. Dr. Phillips is a member of the boards of directors of State Farm Mutual Automobile Insurance Company and the Kroger Company. She has served on the boards of directors of State Street Research Mutual Funds, the Financial Accounting Foundation and the National Futures Association. Dr. Phillips holds a B.A. in Mathematics from Agnes Scott College, an M.S. in Finance and Insurance and a Ph.D. in Finance and Economics, both from Louisiana State University.
Dr. Phillips has a strong understanding of our business and the regulation of the financial and derivatives industries from her experience with the CFTC and Federal Reserve System. She also has strong financial skills from her educational and occupational experiences. Dr. Phillips has served on several public company boards. These skills, as well as her experience on other boards, make her well suited to serve on our Board.
Samuel K. Skinner. Mr. Skinner, 77, is of counsel to the law firm Greenberg Traurig, LLP where he concentrates on corporate, governmental and regulatory matters. He has served on the Board of CBOE Holdings since our initial public offering in 2010 and of CBOE since 2004. From 2000 to 2003, Mr. Skinner served as Chairman, President and CEO of USF

Corporation. Mr. Skinner previously served as president of Commonwealth Edison Company and its holding company, Unicom Corporation (Exelon Corporation). He also was formerly White House chief of staff to President George H.W. Bush and, prior to that, served as U.S. Secretary of Transportation from 1989 to 1991. Mr. Skinner previously was United States Attorney for the Northern District of Illinois from 1975 to 1977, having served in that office for eight years. Mr. Skinner also serves on the boards of directors of Navigant Consulting, Inc., Virgin America Inc. and Echo Global Logistics, Inc. He has previously served on the boards of Express Scripts Holding Company, Diamond Management and Technology Consultants, Dade Behring, APAC Customer Services, Inc. and MedAssets, Inc. He holds a B.S. in Accounting from the University of Illinois and a J.D. from DePaul University Law School.
Mr. Skinner has experience as a CEO of a public company. That experience provides him with extensive management, legal and financial expertise. His experience in the government provides him with knowledge of regulation and the legislative process. Finally, Mr. Skinner's practice of law and service on the boards of both public and private companies provides him with an understanding of the corporate governance and risk management issues that we face. We believe Mr. Skinner's experiences make him well suited to serve on our Board.
Carole E. Stone. Ms. Stone, 68, currently serves on the board of directors of the Nuveen Funds and has served on the Board of CBOE Holdings since our initial public offering in 2010 and of CBOE since 2006. She served on the Nuveen Diversified Commodity Fund from February 2010 through March 2012 and served as director of the New York State Division of the Budget from 2000 to 2004. She has previously served as the chair of the New York Racing Association Oversight Board, as commissioner on the New York State Commission on Public Authority Reform, as chair of the Public Authorities Control Board and on the board of directors of several New York State public authorities. Ms. Stone holds a B.A. in Business Administration from Skidmore College.
Ms. Stone has a strong understanding of government and regulation from her experience with numerous public entities, as well as accounting and budgeting skills. She also has experience with governance matters and financial services from her service on the Nuveen boards. We believe that these skills make her well suited to serve on the Board.
Eugene S. Sunshine. Mr. Sunshine, 66, retired from his position as Senior Vice President for Business and Finance at Northwestern University in August 2014, a position he held since 1997, and has served on the Board of CBOE Holdings since our initial public offering in 2010 and of CBOE since 2003. Prior to joining Northwestern, he was senior vice president for administration at The John Hopkins University. At both Hopkins and Northwestern, Mr. Sunshine was chief financial officer. Prior to joining Hopkins, Mr. Sunshine held numerous positions in New York State government, including state treasurer. He currently is a member of the boards of directors of Arch Capital Group Ltd., KeyPath Education and Kaufman, Hall and Associates. He is a former member of the board of directors of Bloomberg L.P. and National Mentor Holdings. He holds a B.A. from Northwestern University and a Master of Public Administration degree from the Maxwell School of Citizenship and Public Affairs at Syracuse University.
Mr. Sunshine has extensive financial skills from his education and professional experiences. He also has knowledge of the corporate governance issues facing boards from his experience serving on them. He has extensive connections in the Chicago area business community. We believe that these skills make him well suited to serve on our Board.
Edward T. Tilly. Mr. Tilly, 52, is our Chief Executive Officer (CEO) and a director. Mr. Tilly has served as CEO and a director of CBOE Holdings and CBOE since May 2013. Prior to that, he served as our President and Chief Operating Officer from November 2011 to May 2013. He served as Executive Vice Chairman from August 2006 until November 2011. Mr. Tilly also serves as Chairman of the Board of our subsidiary CBOE Futures Exchange, LLC. He was a member of CBOE from 1989 until 2006, and served on its Board from 1998 through 2000 and again from 2003 through July 2006, including as Member Vice Chairman from 2004 through July 2006. Mr. Tilly currently serves on the boards of directors for Northwestern Memorial HealthCare, the Options Clearing Corporation and Working in the Schools. He has previously served on the board of visitors of the Weinberg College of Arts and Sciences at Northwestern University. He is also a member of the Commercial Club of Chicago and the Economic Club of Chicago. He holds a B.A. degree in Economics from Northwestern University.
Mr. Tilly has a deep understanding of our company and the operations of our exchanges from trading on CBOE, representing the interests of market participants and serving in our management.  He also brings significant knowledge of the global securities and futures industry. We believe that Mr. Tilly's experience overseeing our risk management, working with the government and regulators, successfully developing and executing our strategic initiatives, as well as the role that he serves with us, makes him well suited to serve on the Board.

Each nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. Each nominee has tendered his or her resignation, contingent on failing to receive a majority of the votes cast in this election and acceptance by the Board. In the event any director fails to receive a majority of votes cast, the Nominating and Governance Committee will consider and make a recommendation to the Board as to whether to accept the resignation. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the vote.
The Board of Directors recommends that the stockholders vote FOR each of the director nominees.
Board Structure
Independence
Our Bylaws require that, at all times, no less than two-thirds of our directors will be independent. The Nominating and Governance Committee has affirmatively determined that all of our current directors are independent under the NASDAQ Stock Market's listing standards for independence, except Messrs. Brodsky and Tilly.
All of the directors on each of the Audit, Compensation and Nominating and Governance Committees are independent. Each of these committees reports to the Board as they deem appropriate, and as the Board may request.
Lead Director
The Board has an independent Lead Director, Mr. Boris, who is authorized to preside at meetings of the non-management directors and meetings of the independent directors of the Board. The Lead Director consults with the Chairman on the agenda for Board meetings and serves as a liaison between the Chairman and the independent directors. The Lead Director is also an invited guest to all meetings of Board committees.
Chairman and CEO Roles
The roles of Chairman and Chief Executive Officer are currently separated, with Mr. Brodsky serving as Chairman and Mr. Tilly serving as Chief Executive Officer. The Board believes that this leadership structure best serves the objectives of the Board’s oversight of management and the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders, based on the composition of the Board.
The Board periodically reviews the leadership structure and may make changes in the future based upon what the Board believes to be in the best interests of stockholders at the time. At certain points in our history, the Chairman and Chief Executive Officer roles have been held by the same person, and at other times, the roles have been held by different individuals. Under our Bylaws, the Chairman may, but need not be, our Chief Executive Officer, and the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any way that is in the best interests of the Company at a given point in time based upon then-prevailing circumstances. The Board believes that the decision as to who should serve in those roles, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandate when making these determinations.
In addition, our Board has implemented the following elements in order to ensure independent oversight for us and for our Board:

•	requiring the Board to consist of at least two-thirds independent directors who meet regularly without management,

•	establishing independent Audit, Compensation and Nominating and Governance Committees, and

•	appointing an independent Lead Director.
Board Oversight of Risk
The Board is responsible for overseeing our risk management processes. The Board is responsible for overseeing both our general risk management strategy and the significant risks facing us, including the risk mitigation strategies employed by management. The Board stays apprised of particular risk management matters in accordance with its general oversight responsibilities.

The Board has delegated to the Audit Committee oversight of risk management. Among its duties, the Audit Committee is responsible for reviewing our compliance, guidelines, policies and practices for identifying, assessing and managing key risks, and reviewing the adequacy and effectiveness of internal controls and procedures. The Compensation Committee has been delegated oversight of risk management as it relates to our compensation policies and procedures. All committees report to the full Board when a matter rises to the level of a material or enterprise level risk.
Our management is responsible for daily risk management. In addition, heads of each of our divisions attend periodic enterprise risk management meetings at which an established matrix of identified risks is reviewed to evaluate the level of potential risks facing us and to identify any new risks. This group provides information and recommendations to the Audit Committee as necessary. We believe this division of risk management responsibilities is an effective approach for addressing the enterprise risks that we face.
Board and Committee Meeting Attendance
There were 5 meetings of the Board during 2015. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of which the director was a member during 2015.
Independent Directors Meetings
Periodically, the independent directors meet separately in executive session without management. The Lead Director presides over these meetings. The independent directors met in executive session 4 times during 2015.
Annual Meeting Attendance
We encourage members of the Board to attend our Annual Meeting of Stockholders. All of our current directors attended the 2015 Annual Meeting of Stockholders. Meetings of the Board and its committees are being held in conjunction with the Annual Meeting. We expect all directors will attend the 2016 Annual Meeting.
Committees of the Board of Directors
Our Board of Directors has the following five standing Board committees:

•	the Audit Committee,

•	the Compensation Committee,

•	the Executive Committee,

•	the Finance and Strategy Committee, and

•	the Nominating and Governance Committee.
Other than the members of the Executive Committee required to be on the committee pursuant to our Bylaws, each of the members of the committees was recommended by the Nominating and Governance Committee for approval by the Board for service on that committee. Each of the committees has a charter, of which the charters for the Audit, Compensation, Finance and Strategy, and Nominating and Governance Committees are available on the Corporate Governance page of our Investor Relations section of our website at: http://ir.CBOE.com.
The following table is a listing of the composition of our standing Board committees during 2015 and as of March 1, 2016, including the number of meetings of each committee during 2015.

Director	Audit	Compensation	Executive	Finance and Strategy	Nominating and Governance
Number of meetings	11	4	2	9	5
William J. Brodsky(1)			X*
James R. Boris(1)			X
Frank E. English, Jr.		X		X	X(3)
Edward J. Fitzpatrick	X*(2)	X(3)	X(4)	X
Janet P. Froetscher		X		X(3)
Jill R. Goodman	X(3)			X	X
R. Eden Martin	X*(2)	X(3)	X(3)
Roderick A. Palmore		X(3)	X		X
Susan M. Phillips	X				X(3)
Samuel K. Skinner		X*	X		X
Carole E. Stone	X		X	X*	X(4)
Eugene S. Sunshine	X(3)	X(4)	X	X(3)	X*
Edward T. Tilly			X
______________________

*	Chair

(1)	The Chairman and Lead Director are both members of the Executive Committee and invited guests to the meetings of each of the other standing Board committees.

(2)	Effective May 21, 2015, Mr. Fitzpatrick became Chair of the Audit Committee and Mr. Martin stepped down as Chair of the Audit Committee.

(3)	Left the committee on May 21, 2015.

(4)	Joined the committee on May 21, 2015.
Audit Committee
The Audit Committee consists of 4 directors, all of whom are independent under NASDAQ listing rules, as well as under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee consists exclusively of directors who are financially literate. In addition, Mr. Fitzpatrick has been designated as our audit committee financial expert and meets the SEC definition of that position.
The Audit Committee's responsibilities include:

•	engaging our independent auditor and overseeing its compensation, work and performance,

•	reviewing and discussing the annual and quarterly financial statements with management and the independent auditor,

•	overseeing our risk assessment and risk management, and

•	reviewing transactions with related persons for potential conflict of interest situations.
Compensation Committee
The Compensation Committee consists of 4 directors, all of whom are independent under NASDAQ listing rules. The Committee has primary responsibility to make recommendations to the Board for:

•	all elements and amounts of compensation for the executive officers, including any performance goals,

•	reviewing succession plans relating to the CEO,

•	the adoption, amendment and termination of cash and equity-based incentive compensation plans,

•	approving any employment agreements, severance agreements or change in control agreements with executive officers, and

•	the level and form of non-employee director compensation and benefits.
Nominating and Governance Committee
The Nominating and Governance Committee consists of 5 directors, all of whom are independent under NASDAQ listing rules. The Nominating and Governance Committee's responsibilities include making recommendations to the Board on:

•	persons for election as director,

•	a director to serve as Chairman of the Board and an independent director to serve as Lead Director,

•	any stockholder proposals and nominations for director,

•	the appropriate structure, operations and composition of the Board and its committees, and

•	the contents of the Corporate Governance Guidelines, Code of Business Conduct and Ethics and other corporate governance policies and programs.
Criteria for Directors
We believe that each of the individuals serving on our Board has the necessary skills, qualifications and experiences to address the challenges and opportunities we face. The Nominating and Governance Committee is responsible for considering and recommending to the Board nominees for election as director, including considering each incumbent director's continued service on the Board. The Committee annually reviews the skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In evaluating director candidates, the Committee takes into consideration many factors, including the individual's educational and professional background, whether the individual has any special experience in a relevant area, personal accomplishments and cultural experiences. In addition, the Committee may consider such other factors it deems appropriate when conducting its assessment of director candidates.
Diversity
While we do not currently have a formal diversity policy, our Corporate Governance Guidelines provide that the Nominating and Governance Committee will seek to recommend to the Board candidates for director with a diverse range of experiences, qualifications and skills in order to provide varied insights and competent guidance regarding our operations, with a goal of having a Board that reflects diverse backgrounds, experience and viewpoints. We believe that we benefit from having directors with a diversity of skills, characteristics, backgrounds and cultural experiences.
Stockholder Nominations
The Nominating and Governance Committee will consider stockholder recommendations for candidates for our Board of Directors. See “Stockholder Proposals.”
Finance and Strategy Committee
The Finance and Strategy Committee's responsibilities include making recommendations to the Board regarding the budget, capital allocation, strategic plans, and acquisition or investment opportunities.
Executive Committee
The Executive Committee has the authority to exercise the powers and authority of the Board when the convening of the Board is not practicable, except as limited by its charter and the Company's Bylaws.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is a current or former officer or employee of ours. In addition, there are no compensation committee interlocks with other entities with respect to any member of the Committee.
Stockholder Engagement

CBOE Holdings and its Board are committed to fostering long-term and institution-wide relationships with stockholders and maintaining their trust and goodwill. As a result, each year we interact with stockholders through a variety of engagement activities. These engagements routinely cover strategy and performance, corporate governance, compensation and other current and emerging issues to ensure that our Board and management understand and address the issues that are important to our stockholders.

Our key stockholder engagement activities in 2015 included attending investor and industry conferences, conducting investor road shows in major U.S. cities and hosting meetings at our corporate headquarters. In fiscal 2015, we engaged with holders of approximately 25 percent of our common stock outstanding and engaged with holders of approximately 40 percent of our common stock outstanding that was held by actively managed funds. In addition, our quarterly earnings calls are open to all and feature a live webcast. Our 2016 Annual Meeting, to be held in Chicago, also includes a live webcast, so all of our stockholders can participate.

Further, in 2015, we expanded our outreach to include discussions specifically focused on corporate governance and proxy season trends and issues, targeting our top 20 stockholders that represent nearly 50 percent of institutional holdings. We spoke with representatives, representing nearly 30 percent of our common stock outstanding through this effort. We gained valuable feedback during these engagements, and this feedback was shared with the Board and its relevant committees and we incorporated some of the disclosure suggestions into this Proxy Statement.

Communications with Directors
As provided in our Corporate Governance Guidelines, you may communicate directly with our independent directors or the entire Board. Our policy and procedures regarding these communications are located in the Investor Relations section of our website at http://ir.CBOE.com.
RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our Audit Committee has responsibility for reviewing and approving all related party transactions. The Committee has adopted a related-party transactions approval policy. Under this policy, transactions between us and any executive officer, director or holder of more than 5% of our common stock, or any immediate family member of such person, must be approved or ratified by the Committee in accordance with the terms of the policy. During the fiscal year ended December 31, 2015, there were no transactions in which CBOE Holdings or any of its subsidiaries was a party, in which the amount involved exceeded $120,000 and in which a director, a director nominee, an executive officer, a security holder known to own more than 5% of our common stock or an immediate family member of any of the foregoing had, or will have, a direct or indirect material interest.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table lists the shares of our common stock that were beneficially owned as of March 1, 2016, or as of the date otherwise indicated below, and the percentage of our common stock beneficially owned, based on the number of shares outstanding on March 1, 2016 by each of:

•	our directors and new director nominee,

•	our named executive officers,

•	our directors, new director nominee and executive officers as a group, and

•	beneficial owners of more than 5% of our common stock.

Name	Number of Shares of Common Stock(1)	Percent of Voting Common Stock
Edward T. Tilly	92,361	*
Edward L. Provost	72,334	*
Alan J. Dean	54,542	*
Joanne Moffic-Silver	62,808	*
Gerald T. O'Connell	72,098	*
William J. Brodsky (2)	286,154	*
James R. Boris (3)	15,295	*
Frank E. English, Jr.	4,148	*
William M. Farrow III	—	*
Edward J. Fitzpatrick	4,663	*
Janet P. Froetscher	15,295	*
Jill R. Goodman	7,448	*
R. Eden Martin	15,295	*
Roderick A. Palmore	14,995	*
Susan M. Phillips	15,295	*
Samuel K. Skinner	15,295	*
Carole E. Stone	12,995	*
Eugene S. Sunshine	15,295	*
All directors, new nominee and executive officers as a group (19 persons)	785,255	*
T. Rowe Price Associates, Inc. (4)	9,678,068	11.83%
BlackRock, Inc. (5)	5,881,983	7.19%
The Vanguard Group (6)	5,647,285	6.91%
Renaissance Technologies LLC, et al. (7)	4,399,700	5.38%
______________________

*	Less than 1%.

(1)
Amounts include 1,292 shares of unvested restricted common stock granted to each non-employee director pursuant to the Long-Term Incentive Plan. The number of shares of unvested restricted common stock held by all directors as a group is 15,504. The restricted stock units granted to our executives, which do not entitle the holder to voting rights and are described in the Compensation section of this proxy statement, are not included in this table.

(2)
Amount includes 54,000 shares held by the William and Joan Brodsky Foundation, Inc., over which Mr. Brodsky has voting and dispositive power. Mr. Brodsky disclaims beneficial ownership of these shares.

(3)	Amount includes 4,600 shares held by the JMJ Foundation, Inc., over which Mr. Boris has voting and dispositive power. Mr. Boris disclaims beneficial ownership of these shares.

(4)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 11, 2016. The Schedule 13G/A reports that, as of December 31, 2015, T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202, has sole voting power with respect to 2,781,011 shares of common stock and sole dispositive power with respect to 9,678,068 shares of common stock.

(5)
Based on information set forth in a Schedule 13G/A filed with the SEC on January 26, 2016. The Schedule 13G/A reports that, as of December 31, 2015, BlackRock Inc., 55 East 52nd Street New York, NY 10055, has sole voting power with respect to 5,586,922 shares of common stock and sole dispositive power with respect to 5,881,983 shares of common stock.

(6)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2016. The Schedule 13G/A reports that, as of December 31, 2015, The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, has sole voting power with respect to 60,879 shares of common stock and sole dispositive power with respect to 5,587,406 shares of common stock. In addition, The Vanguard Group has shared voting power with respect to 4,000 shares of common stock and shared dispositive power with respect to 59,879 shares of common stock.

(7)
Based on information set forth in a Schedule 13G filed with the SEC on February 11, 2016. The Schedule 13G reports that, as of December 31, 2015, Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, 800 Third Avenue, New York, New York 10022, each have sole voting and dispositive power with respect to 4,399,700 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater-than-10% stockholders, if any, are required by regulation to furnish us with copies of all Forms 3, 4 and 5 that they file.
Based on our review of the copies of those forms, any amendments that we have received and written representations from our executive officers and directors, we believe that all executive officers and directors and the owners of more than 10% of our common stock complied with all of the filing requirements applicable to them with respect to transactions during the year ended December 31, 2015.

DIRECTOR COMPENSATION
In 2015, we compensated our non-employee directors as follows:

•	an annual cash retainer of $75,000,

•	an annual stock retainer valued at $75,000, based on the closing price on the date of grant,

•	a meeting fee of $1,000 for each Board or committee meeting that a director attended,

•	CBOE Holdings Compensation, Finance and Strategy and Nominating and Governance Committee chairs received an additional annual cash retainer of $10,000,

•	CBOE Holdings Audit Committee and the CBOE and C2 Regulatory Oversight and Compliance Committee chairs received an additional annual cash retainer of $20,000,

•	the Lead Director of the Board received:

◦
for the 2014-2015 Board term, the cash and stock retainer that the other directors received, an additional cash retainer of $50,000 and received meeting fees for the meetings of standing Board committees that he attended, and

◦
for the 2015-2016 Board term, the cash and stock retainer that the other directors received, an additional cash retainer of $50,000 and received meeting fees for the meetings of standing Board committees that he attended, and

•	the Chairman of the Board, who does not receive meeting fees, received:

◦	for the 2014-2015 Board term, the cash and stock retainer that the other directors received, and an additional retainer of $250,000, and

◦	for the 2015-2016 Board term, the cash and stock retainer that the other directors received, and an additional retainer of $250,000.
Payments for meetings and the chair retainers include payments for service on certain CBOE and C2 board committees in addition to the committees of the CBOE Holdings Board.
The compensation of our non-employee directors for the year ended December 31, 2015 for their service as members of our Board of Directors is shown in the following table.

2015 Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
William J. Brodsky	$325,000	$75,014	$400,014
James R. Boris	$165,000	$75,014	$240,014
Edward J. Fitzpatrick	$113,000	$75,014	$188,014
Frank E. English, Jr.	$95,000	$75,014	$170,014
Janet P. Froetscher	$94,000	$75,014	$169,014
Jill R. Goodman	$99,000	$75,014	$174,014
R. Eden Martin	$114,000	$75,014	$189,014
Roderick A. Palmore	$114,000	$75,014	$189,014
Susan M. Phillips	$102,000	$75,014	$177,014
Samuel K. Skinner	$105,000	$75,014	$180,014
Carole E. Stone	$118,000	$75,014	$193,014
Eugene S. Sunshine	$106,000	$75,014	$181,014
______________________

(1)
The non-employee directors received an equity grant of restricted stock on May 21, 2015. The equity grant vests on the earlier of the one year anniversary of the grant date or the completion of the year of director service. Each of the directors holds 1,292 shares of unvested restricted stock as of December 31, 2015.

The Compensation Committee has adopted stock ownership guidelines, which provide that each non-employee director should own stock equal to three times the cash annual retainer for directors within three years of joining the Board. For purposes of this ownership requirement, (a) shares owned outright or in trust and (b) restricted stock, including shares that have been granted but are unvested, are included. Each of the non-employee incumbent directors met this ownership requirement as of December 31, 2015.
Under our Insider Trading Policy, our directors are prohibited from entering into transactions involving options to purchase or sell our common stock or other derivatives related to our common stock. Our Insider Trading Policy also prohibits directors from entering into any pledges or margin loans on shares of our common stock. None of the directors have existing pledges or margin loans on shares of our common stock.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The design of our executive compensation program, including compensation practices and independent oversight, is intended to align management's interests with those of our stockholders and pay for our performance. Compensation awarded in 2015 is a result of yet another record-setting year.
Compensation Practices

What we do		What we don't do
●	Mitigate undue compensation risk	●	No hedging or pledging of company stock
●	Enforce robust mandatory stock ownership guidelines	●	No excessive perquisites
●	Utilize independent compensation consultant	●	No excessive use of employment contracts
●	Maintain double trigger change in control provisions in employment agreement and Executive Severance Plan	●	No tax gross-ups upon a change in control or otherwise
●	Provide clawback provisions for cash incentive and equity awards for executives
●	Offer a high proportion of performance-based compensation with limits on all incentive award payouts

Independent Oversight
The Compensation Committee:

•	is composed solely of independent directors;

•	utilizes an independent compensation consultant; and

•	met 4 times during the year to discuss executive officer compensation, compensation practices and performance criteria.
Record-setting corporate performance

•	Record-setting financial results for the fifth consecutive year, with net income allocated to common stockholders up 8% from 2014 to $204 million.

•	Our share of U.S. exchange-traded options contracts was 27.1%.

•	Delivered on numerous operating initiatives as discussed below in "2015 Business Highlights."
Compensation

•
Annual cash incentive for 2015 derived from corporate performance (weighted 70%) based on pre-established pre-tax, pre-bonus net income levels and individual performance (weighted 30%) based on individual and strategic goals.

•	Grants of restricted stock units in 2015 were subject to performance conditions for 50% of the award.

Discussion
The following is a discussion of how the total compensation awarded to, earned by or paid to each of our "named executive officers," or "NEOs," is determined. Our NEOs are:

Name	Position
Edward T. Tilly	Chief Executive Officer
Edward L. Provost	President and Chief Operating Officer
Alan J. Dean	Executive Vice President, Chief Financial Officer and Treasurer
Joanne Moffic-Silver	Executive Vice President, General Counsel and Corporate Secretary
Gerald T. O'Connell	Executive Vice President and Chief Information Officer
2015 Business Highlights
The following is a brief summary of our 2015 business highlights as they relate to the key performance metrics used in our performance-based compensation program as well as other business highlights.

•
For the fifth consecutive year, we reported both record revenues and earnings, with total operating revenues of $635 million, up 3% compared to the prior year, and net income allocated to common stockholders of $204 million.

•	Diluted earnings per share increased 11% to $2.46 per share.

•	Our share of total U.S. exchange-traded options contracts for the year ended December 31, 2015 was 27.1%.

•
In 2015, we launched an additional extended trading session (2:00 a.m. to 8:15 a.m. CT) in VIX and SPX options, the first time security-based derivatives have been made available for trading in non-U.S. hours.

•	We became the exclusive U.S. provider of major FTSE Russell index options products and are now the exclusive U.S. home for the Russell 2000 Index options.

•	We launched VIX Weeklys futures and options and options on the Russell 1000, Russell 1000 Growth, Russell 1000 Value, MSCI EAFE and MSCI Emerging Markets Indexes.

•	In 2015, we began in-house custom development of our next generation of trading technology, CBOE Vector.

•	We acquired the market data services and trading analytics platforms of Livevol, Inc.

•	We, the London Stock Exchange Group and major dealer banks formed CurveGlobal, a new interest rate derivatives platform.

•	We teamed with Environmental Financial Products to launch American Financial Exchange (AFX), an interbank lending exchange.

•	Expanded investor education around the world by introducing the first CBOE Risk Management Conference in Asia and launching the first extension of CBOE's Options Institute with the Singapore Exchange.
We believe that the performance of the Company demonstrates that management is keenly focused on obtaining short-term results, while positioning the Company for long-term growth. Our business continued to generate strong cash flows from operations and we effectively deployed capital to enhance stockholder returns while retaining the flexibility to pursue new opportunities. To that end:

•	in keeping with our goal of consistent and sustainable dividend growth, in 2015, we increased our quarterly dividend by 10% to $0.23 per share; and

•	in 2015, we repurchased 2,144,545 of our outstanding shares of common stock under a share repurchase program, for a total of $132.2 million.
As a result of these business highlights and capital allocation decisions, we achieved a total stockholder return of approximately 4% for 2015 and approximately 132% over the past three years.

Compensation Philosophy and Summary

Our executive compensation program is designed to attract and retain talented and dedicated executives who are instrumental in our achievement of key strategic business objectives. To meet these objectives, the Compensation Committee designed and implemented a program that pays a substantial portion of executive compensation based on corporate and individual performance.

The Compensation Committee believes that compensation plays a vital role in contributing to the achievement of key strategic business objectives that ultimately drive long-term business success. Accordingly, our executive compensation program has been designed to focus our executives on achieving critical corporate goals, while taking steps to position the business for sustained growth in financial performance over time.
The following table lists the various elements included in total compensation for our executive officers and each element's purpose. Additional details regarding each component are provided in later sections.

Total Compensation Component	Purpose
Base salary	Provides a defined amount of compensation based on the market value of the position and provides a baseline for our annual incentive plan
Annual incentive
Provides pre-established and discretionary payments designed to reward each executive for his or her contribution towards achieving our annual financial and operational results and for his or her achieving individual and strategic goals

Long-term equity awards	Aligns the interests of our executives with stockholders and motivates our executives to focus on our long-term growth and increased stockholder value
Benefits-retirement, medical, life and disability	Provides competitive benefits to attract and retain executives and protects executives in a catastrophic event
Severance	Creates a stable framework by encouraging retention in times of uncertainty
Following is a distribution of the total target compensation mix for the Chief Executive Officer and the other named executive officers as a group. Total target compensation is the sum of an executive officer's base salary, target annual incentive and target value for long-term equity awards, breaking down target long-term equity awards into time-based restricted stock unit awards ("RSUs") and restricted stock unit awards subject to performance conditions ("PSUs").

2015 Compensation Changes
In the interest of maintaining well-balanced incentive metrics and pre-established targets, the Compensation Committee enhanced the design of the annual incentive plan by utilizing pre-established performance metrics. The 2015 annual incentive plan for our named executive officers is funded based on a corporate performance metric, and the Compensation Committee established annual performance metrics for each named executive officer that include a corporate performance metric (weighted 70%) and a non-financial individual performance metric (weighted 30%). The Compensation Committee also determines the threshold, target and maximum bonus payout opportunities and the associated corporate performance levels. The payout opportunities with respect to individual performances are evaluated, determined and recommended to the Board by the Compensation Committee. The Compensation Committee believes that implementing these pre-established performance metrics and payout levels creates an annual incentive plan that fully rewards our executive officers for superior performance and reduces payouts when performance falls below target and provides for no payout if the threshold performance level is not met.
Role of the Compensation Committee
The Compensation Committee is responsible for reviewing the various components of the total compensation program for all executive officers. The Compensation Committee makes recommendations to the full Board regarding compensation related decisions. To provide the Compensation Committee with advice and assistance related to the design of our incentive compensation plans, the Compensation Committee engaged Meridian Compensation Partners, LLC as its independent compensation consultant. Meridian consultants regularly attend meetings of the Compensation Committee. In addition, Messrs. Tilly, Provost and Dean generally attend portions of the meetings of the Compensation Committee, other than when the respective executive's compensation is discussed, to provide information and assistance.
Independent Compensation Consultant
The independent compensation consultant reviews the executive compensation program and advises the Compensation Committee on best practices and plan designs to help improve our program's effectiveness. The consultant recommends peer groups, provides comparative data and assists the Compensation Committee in monitoring the competitive positioning of the various components of the executive compensation program. The independent compensation consultant also meets with the Compensation Committee in executive session without management and may communicate directly, as needed, with members of the Compensation Committee and the Board at large. Based on a review of its engagement of the independent compensation consultant and consideration of factors set forth in SEC and NASDAQ rules, the Compensation Committee determined that Meridian's work did not raise any conflicts of interest and that it is independent.
Company's Response to Stockholder Vote on Say-on-Pay
At our last annual meeting, our stockholder "say-on-pay" vote received the support of over 95% of the votes cast for approval of our 2014 executive compensation program as disclosed in our 2015 Proxy Statement, and every year since going public in 2010, we have received over 85% stockholder support of our executive compensation programs. The Compensation Committee has reviewed these results and considers them supportive of the executive compensation program and the Compensation Committee's measured approach to adapting our compensation practices to align with stockholder interests. In addition, the Compensation Committee has determined that no large-scale changes to our executive compensation program are warranted as a result of the vote; however, the Compensation Committee continues to take steps to ensure our compensation practices remain aligned with best practices and stockholder interests.
Peer Groups and Comparative Data
Based on recommendations from our independent compensation consultant, the Compensation Committee approved two peer groups from which to derive market compensation data: (i) the Securities Exchange Peer Group and (ii) the Broader Financial and Technology Industry Peer Group. The Securities Exchange Peer Group is composed of seven companies, each with a heavy focus on our industry. The Broader Financial and Technology Industry Peer Group is composed of 20 companies, which include financial services firms with a heavy focus on technology and with corporate profiles similar to ours.

The Compensation Committee determined that utilizing a two peer group model was appropriate to derive meaningful compensation data due to our unique business model. The most recent review of peer group compensation, conducted in December 2015, included 2014 data from the following peer groups:

Securities Exchange Peer Group
ASX Limited	Intercontinental Exchange, Inc.
CME Group Inc.	Nasdaq, Inc.
Deutsche Borse AG	TMX Group Limited
London Stock Exchange Group plc

Broader Financial and Technology Industry Peer Group
American Capital, Ltd.	Manhattan Associates, Inc.
BGC Partners, Inc.	MarketAxess Holdings Inc.
Bottomline Technologies (de), Inc.	MSCI Inc.
The Dun & Bradstreet Corporation	Piper Jaffray Companies
Exlservice Holdings, Inc.	SEI Investments Company
FactSet Research Systems Inc.	SS&C Technologies Holdings, Inc.
GAIN Capital Holdings, Inc.	Syntel, Inc.
GFI Group Inc.	Tyler Technologies, Inc.
Investment Technology Group Inc.	The Ultimate Software Group, Inc.
Jack Henry & Associates, Inc.	WEX Inc.
To ensure that our compensation relative to our performance is competitive, the Compensation Committee reviews comparative compensation and performance data from the two peer groups. The Compensation Committee uses the comparative compensation data as points of reference, rather than as the determining factor in setting compensation for our executive officers.
Information regarding corporate performance of both peer group companies was compiled and reviewed by Meridian, the independent compensation consultant. With Meridian, the Compensation Committee compared our corporate performance to our peer groups in the areas of revenues, market capitalization and number of employees. With respect to the industry-specific Securities Exchange Peer Group, the Compensation Committee recognizes that the Company falls below the median with respect to these areas, but believes that the Securities Exchange Peer Group is appropriate due to the limited number of competitors in our industry. With respect to the Broader Financial and Technology Industry Peer Group, the Company’s annual revenue falls near the median of the peer group.
Elements of Compensation
Base Salary. The base salary for our named executive officers is designed to be part of a competitive total compensation package when compared to both of our peer groups. It is intended to provide our named executive officers with a measure of certainty within their total compensation package and provide a baseline for the annual incentive plan. In setting base salary, in addition to considering peer group data, the Compensation Committee also considered for each named executive officer the following factors:

●	position,	●	individual performance,
●	experience,	●	potential to influence our future success, and
●	industry specific knowledge,	●	total compensation.
●	level of responsibility,	●
For 2015, the Compensation Committee reviewed and made recommendations to the Board regarding the base salaries for each of the named executive officers, with input from Mr. Tilly regarding the individual performance of Mr. Provost and from Messrs. Tilly and Provost regarding the individual performances of Mr. Dean, Ms. Moffic-Silver and Mr. O'Connell. Due to strong corporate performance in 2014, additional responsibilities and aligning compensation with comparative compensation data and other market data provided by Meridian, the base salaries for Messrs. Tilly, Provost and Dean increased 25%, 19% and 8%, respectively, in February 2015. No changes were made to the base salaries for Ms. Moffic-Silver and Mr. O'Connell in 2015.
Annual Incentive. The annual incentive, or bonus, component of the total compensation package paid to our named executive officers is intended to reward performance during the prior year, including performance relative to goals that were approved by the Board and Compensation Committee at the beginning of the year. In the first quarter of each year, the Compensation Committee reviews corporate and individual performance for the prior year and makes recommendations to the Board for annual incentives to be paid to the named executive officers and other executive officers for the prior year performance. The Board may approve, disapprove or modify the recommendations of the Compensation Committee.
The Compensation Committee established target annual incentive amounts for each of the executive officers by considering market data derived from our two peer groups and the following factors: the executive officer’s job responsibilities and experience, pay history and ability to impact our success in the upcoming year. Below are the target annual incentive amounts, unchanged from 2014, for the named executive officers, shown as a percentage of salary.

Named Executive Officer	Target Annual Incentive as Percentage of Base Salary
Edward T. Tilly	150%
Edward L. Provost	150%
Alan J. Dean	140%
Joanne Moffic-Silver	117%
Gerald T. O'Connell	140%
Based on its review of the annual incentive plan, effective for 2015, the Compensation Committee enhanced the design for determining if actual bonus payouts are to be above or below target by utilizing pre-established performance metrics. Implementing the pre-established performance metrics creates an annual incentive plan that rewards our executive officers for superior performance and reduces payouts when performance does not meet target and does not pay out if performance does not meet threshold. In addition, the performance metrics create a more structured, formulaic annual incentive plan - the executive officers know throughout the year what needs to be accomplished and what specific bonus dollar amounts can be earned at different performance levels.
At the beginning of 2015, the Compensation Committee established an aggregate "pool" based on a percentage of the Company's pre-tax, pre-bonus net income. Our named executive officers' individual cash bonuses are paid from this pool, and therefore out of the Company's pre-tax, pre-bonus net income. However, the Compensation Committee maintains discretion to adjust the aggregate pool and so established the following annual performance metrics for each named executive officer, which are discussed in more detail below, and their weightings.

Corporate Performance		Individual Performance
Pre-tax, pre-bonus net income	+	Individual Goals
Weighting: 70%		Weighting: 30%
The Compensation Committee also established threshold, target and maximum bonus payouts and the following chart illustrates the aggregate bonus payout opportunity for each named executive officer at various corporate and individual performance levels. No amounts will be paid out for performance below threshold.

Named Executive Officer	Base Salary*	Target Annual Incentive as Percentage of Base Salary	Bonus Payout Opportunity*
			Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Edward T. Tilly	$1,000	150%	$750	$1,500	$3,000
Edward L. Provost	$630	150%	$473	$945	$1,890
Alan J. Dean	$525	140%	$368	$735	$1,470
Joanne Moffic-Silver	$420	117%	$245	$490	$980
Gerald T. O'Connell	$425	140%	$298	$595	$1,190
______________________
* In thousands

Corporate Performance. For 2015, the Compensation Committee established the following levels of the Company's pre-tax, pre-bonus net income for 2015 to be met with respect to threshold, target and maximum bonus payouts. Straight line interpolation is used to determine amounts for any results in between the threshold and target performance levels and in between the target and maximum performance levels.

Performance Metric	Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Corporate Performance
Pre-tax, pre-bonus net income	70%	$309 million	$363 million	$418 million

"Pre-tax, pre-bonus net income" is net income before taxes excluding the annual incentive accrual, which may be further adjusted for extraordinary items that are not reflective of performance and should not be included in the calculation. The target pre-tax, pre-bonus net income was set based on the business plan approved by the Board, and was selected as the target to reward management's successful efforts to increase trading in our products as well as managing expenses.
The payout percentage of target annual incentive award amount for corporate performance was approximately 94%. Once the payout percentage was calculated for corporate performance, the Compensation Committee determined the percent of target achieved with respect to non-financial individual performance.
Individual Performance. In addition to the corporate performance based on the financial results of the Company, the Compensation Committee determined, based upon data and analysis on each goal as provided by management, the percent of target achieved with respect to each named executive officer's non-financial individual performance and contribution to the strategic goals of the Company. Early in 2015, the Compensation Committee set the following strategic goals for 2015:

•	Indexes: Strengthen core index franchise;

•	Methodologies: Pursue leveragable methodologies;

•	Customer Engagement: Reach out via education, technology and analytics;

•	Geographic Expansion: Widen global access and distribution;

•	Asset Class Diversification: Create markets for the Company's capabilities; and

•	Customer Capital: Facilitate products and customers.
As discussed above in "2015 Business Highlights," overall, we out-performed on the strategic goals.
The Compensation Committee received from Mr. Tilly input regarding the individual performance of Mr. Provost. The Compensation Committee also received from Messrs. Tilly and Provost input regarding the individual performances, and recommendations regarding incentive compensation, of Mr. Dean, Ms. Moffic-Silver and Mr. O'Connell. The Compensation Committee, with input from the Board, also evaluated the performance of Messrs. Tilly and Provost with respect to the following:
Mr. Tilly:

•	manage the Company and its affiliates to achieve the strategic goals listed above;

•	manage communications with the investment community so as to cultivate a loyal stockholder base; and

•	ensure the Company continues to engage and develop talent to support its strategy over the long term.
Mr. Provost:

•	ensure resources are in place to execute the Company's strategic goals listed above;

•	manage communications with the investment community so as to cultivate a loyal stockholder base; and

•
manage the operation of the Company and its affiliates to ensure reliable and efficient service at a competitive cost, with particular emphasis on leveraging existing and developing new trading technology.

Based on these factors and its deliberations, the Compensation Committee determined the individual payout percentage of target incentive award amount for individual performance for each named executive officer. In addition, Mr. O'Connell was awarded an incentive award for his continued role in the development of CBOE Vector. The specific amounts awarded are reflected in the Summary Compensation table under the "Bonus" and "Non-Equity Incentive Plan Compensation" columns.
Long-Term Incentive Plan. The Compensation Committee strongly believes that a stock ownership culture enhances our long-term success. We have adopted the Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan, which was approved by stockholders at the 2011 Annual Meeting of Stockholders. Under the plan, the Compensation Committee may grant equity or cash awards, including restricted stock, restricted stock units and options.
The Compensation Committee believes that equity awards assist us in meeting the following goals:

•	aligning the financial interests of our Board members and employees with the interests of our stockholders;

•	aligning our Board and executive compensation with that of our peer groups in terms of vehicle and value;

•	providing competitive compensation to assist in retaining highly skilled and qualified Board members and executives; and

•	deferring a significant portion of total compensation to the future and linking the ultimate value of the award to the stock price over the coming years.
2015 Grants
The Compensation Committee and the Board approved equity awards in early 2015 for 2014 service. The grants were made at the target amount for each executive. The Compensation Committee set each named executive officer’s target long-term incentive value based on peer group market data and individual executive performance. Once the Compensation Committee set the target long-term incentive value for each named executive officer, one-half of the target value was granted in the form of RSUs and one-half of the target value was granted in the form of PSUs.

•
Time-Based Restricted Stock Units. 50% of the long-term incentive grant is in the form of RSUs that have a three-year vesting period, with one-third of the RSUs vesting on each of the first, second and third anniversaries of the grant date. These awards are not subject to additional performance conditions.

•
Performance-Based Restricted Stock Units. As described below, one-half of PSU grants are subject to the achievement of relative total shareholder return against pre-determined performance goals and the other one-half of PSU grants are subject to the achievement of earnings per share against pre-determined performance goals, both over a three-year performance period.

◦
PSUs subject to Relative Total Shareholder Return ("TSR"). 25% of the long-term incentive grant is subject to a relative TSR performance condition, under which the number of PSUs that will ultimately vest will vary from 0% to 200% of the original grant, based on our TSR (calculated as the increase in our stock price over the performance period plus reinvested dividends, divided by the stock price at the beginning of the performance period) relative to the TSR for the S&P 500 Index during the three-year performance period. The Compensation Committee and the Board want to incent management to increase TSR for the benefit of all stockholders, and believe that tying a portion of each executive's ultimate compensation to TSR compared to a broad index like the S&P 500 Index will encourage management to generate returns for stockholders.

◦
PSUs subject to Earnings Per Share ("EPS"). 25% of the long-term incentive grant is subject to an EPS performance condition under which the number of PSUs that will ultimately vest will vary from 0% to 200% of the original grant, based on our cumulative EPS during the three-year performance period, as adjusted for certain extraordinary, unusual or non-recurring items. The Compensation Committee and the Board want to encourage management to continue growing the business and increasing trading on our exchanges. Because of the operating leverage inherent in our business, they believe that EPS growth over the next three years is an appropriate basis for these awards.

For each of the above award types, the long-term incentive vehicles will be settled in shares following vesting if the named executive officer has been continuously employed during the applicable vesting period or performance period, subject to acceleration in the event of a change in control or in the event of a participant’s earlier death, disability or qualified retirement. For each vested RSU or PSU, the named executive officer will receive one share of our common stock.

The allocation of the grants between performance criteria was based on the Compensation Committee's belief that management should be encouraged to grow our company through increased EPS and increased shareholder value. The portion of the grant that is only subject to time-vesting restrictions is intended to align the interests of management with stockholders while providing a retention aspect.

The details of the PSUs tied to 2015-2017 EPS and TSR are as follows.

			# of Shares
Named Executive Officer	Award Date	Performance Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Edward T. Tilly	2/19/2015	2015-2017 EPS	4,035	8,070	16,140
	2/19/2015	2015-2017 TSR	4,035	8,070	16,140
Edward L. Provost	2/19/2015	2015-2017 EPS	2,674	5,347	10,694
	2/19/2015	2015-2017 TSR	2,674	5,347	10,694
Alan J. Dean	2/19/2015	2015-2017 EPS	1,566	3,132	6,264
	2/19/2015	2015-2017 TSR	1,566	3,132	6,264
Joanne Moffic-Silver	2/19/2015	2015-2017 EPS	989	1,978	3,956
	2/19/2015	2015-2017 TSR	989	1,978	3,956
Gerald T. O'Connell	2/19/2015	2015-2017 EPS	1,372	2,744	5,488
	2/19/2015	2015-2017 TSR	1,372	2,744	5,488
The following table displays thresholds, targets and maximums for the PSU awards granted in 2015, measured over the performance period from January 1, 2015 through December 31, 2017. No amounts will be paid out for performance below threshold.

	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Cumulative EPS	$7.32	$8.05	$8.83
Relative TSR Compared to S&P 500	20th Percentile	50th Percentile	80th Percentile
Stock Ownership Guidelines
The Compensation Committee adopted stock ownership guidelines, shown below, specifying the levels of stock ownership that each named executive officer must maintain while employed by us. For purposes of this ownership requirement, (a) shares owned outright or in trust and (b) restricted stock or stock units, including shares or units that have been granted but are unvested, are included. Each named executive officer has three years to meet the guidelines from the date that such officer was appointed to his position. Each named executive officer meets the applicable holding requirement based on his or her position with us.

Named Executive Officer	Holding Requirement
Edward T. Tilly	Five times base salary
Edward L. Provost	Four times base salary
Alan J. Dean	Two times base salary
Joanne Moffic-Silver	Two times base salary
Gerald T. O'Connell	Two times base salary
Hedging Policy
Under our Insider Trading Policy, our executive officers are prohibited from entering into transactions involving options to purchase or sell our common stock or other derivatives related to our common stock.
Pledging Policy
Our Insider Trading Policy prohibits executive officers from entering into any pledges or margin loans on shares of our common stock. None of the named executive officers have existing pledges or margin loans on shares of our common stock.

Clawbacks
The Compensation Committee has a policy for the clawback of cash incentive payments and long-term incentives based on the provisions of the Dodd-Frank Act. The policy provides that we will attempt to recover incentive amounts paid to executive officers in the event of any material noncompliance with any financial reporting requirement. The policy has a three-year look-back and applies to both current and former executives, regardless of such executive's involvement in the noncompliance. The equity award agreements contain provisions applying the clawback policy to equity grants.
Employee Benefit Plans, Severance, Change in Control and Employment-Related Agreements
We make retirement, medical, life and disability plans available to all of our employees and, for our named executive officers and certain other employees, we provide participation in the Supplemental Executive Retirement Plan and the Executive Retirement Plan. We offer these plans in order to provide a competitive benefits program, a level of protection for catastrophic events and income during retirement. We do not provide any defined benefit retirement plans to our executive officers or employees. In addition, we have entered into an employment agreement with Mr. Tilly and established the Executive Severance Plan for other named executive officers in order to encourage retention, maintain a consistent management team to effectively run our operations and allow executives to focus on our strategic business priorities. Mr. Tilly's employment agreement and the Executive Severance Plan contain severance and change in control provisions and are described more fully below under "Severance, Change in Control and Employment-Related Agreements." Any payments under the agreement and the Plan upon a change in control will only occur if the named executive officer's employment is also terminated without cause or he or she resigns for good reason during a set period of time following the change in control, known as a double trigger provision.
Tax and Accounting Considerations
The Compensation Committee considers the tax and accounting implications of compensation to us and the tax implications to our named executive officers. The Compensation Committee strives to provide compensation deductible under Section 162(m) of the Internal Revenue Code and, to that end, certifies the level of attainment of the performance targets under the Amended and Restated Long-Term Incentive Plan annually in accordance with Section 162(m). However, the Compensation Committee reserves the right to pay compensation that is not deductible for tax purposes when, in its judgment, such compensation is appropriate.
Compensation Committee Report
This report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing with the SEC except to the extent that we specifically incorporate it by reference into such filing.
The Compensation Committee consists of Mr. Skinner, Chair, Mr. English, Ms. Froetscher and Mr. Sunshine, each of whom the Board has determined is independent under the applicable NASDAQ rules and our Corporate Governance Guidelines. The Compensation Committee has duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on our Investor Relations page at http://ir.CBOE.com.
The Compensation Committee has reviewed and discussed with management the disclosures contained in the foregoing section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.
Compensation Committee
Samuel K. Skinner, Chair
Frank E. English, Jr.
Janet P. Froetscher
Eugene S. Sunshine

Risk Assessment
We believe that any potential risks arising from our employee compensation policies and practices are not likely to have a material adverse effect on us. With assistance from the independent compensation consultant, the Compensation Committee reviewed and discussed a risk assessment of our compensation policies and practices for all employees for 2015, including non-executive officers, in its oversight capacity.
The Compensation Committee and management considered the following factors when reviewing potential risk from our employee compensation policies and practices:

•	Our compensation program is designed to provide a mix of both fixed and variable incentive compensation.

•
The variable portions of compensation are designed to reward both annual and long-term performance. We believe that this design mitigates any incentive for short-term risk-taking that could be detrimental to our company's long-term best interests.

•
Our senior executives are subject to stock ownership guidelines, which we believe provide incentives for our executives to consider the long-term interests of our company and our stockholders and discourage excessive risk-taking that could negatively impact our stock price over time.

SUMMARY COMPENSATION
2015 Summary Compensation

The table below sets forth, for the years indicated below, the compensation earned by our named executive officers.

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Edward T. Tilly	2015	$966,667	$—	$2,097,232	$1,305,750	$429,633	$4,799,282
Chief Executive Officer (5)	2014	$800,000	$1,260,000	$1,959,171	$—	$347,586	$4,366,757
	2013	$736,667	$1,125,800	$3,450,017	$—	$263,130	$5,575,614

Edward L. Provost	2015	$613,333	$—	$1,389,516	$822,623	$356,906	$3,182,378
President and	2014	$530,000	$840,000	$1,211,604	$—	$325,975	$2,907,579
Chief Operating Officer (6)	2013	$530,000	$773,900	$1,260,029	$—	$262,600	$2,826,529

Alan J. Dean	2015	$518,333	$—	$813,882	$639,818	$292,456	$2,264,489
Executive Vice President	2014	$485,000	$720,000	$851,890	$—	$273,976	$2,330,866
and Chief Financial Officer	2013	$485,000	$706,200	$750,014	$—	$235,590	$2,176,804

Joanne Moffic-Silver	2015	$420,000	$—	$513,981	$426,545	$236,222	$1,596,748
Executive Vice President, General	2014	$420,000	$525,000	$538,057	$—	$236,250	$1,719,307
Counsel and Corporate Secretary	2013	$420,000	$525,000	$490,002	$—	$202,750	$1,637,752

Gerald T. O'Connell	2015	$425,000	$333,333	$713,111	$517,948	$255,939	$2,245,331
Executive Vice President and	2014	$425,000	$599,000	$746,594	$—	$243,750	$2,014,344
Chief Information Officer (7)	2013	$425,000	$550,000	$680,013	$—	$231,250	$1,886,263
______________________

(1)
The amounts shown reflect the total cash incentive paid to the individual under our annual incentive plan for services performed in 2014 and 2013. For a discussion of our annual incentive plan, please see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive” above. Annual incentive payments for services performed in 2014 and 2013 by named executive officers were paid in early 2015 and 2014, respectively.

(2)
The amounts in the stock award column for 2015 represent the aggregate fair value of the awards granted to each named executive officer on February 19, 2015 for service in 2014 as computed in accordance with stock-based compensation accounting rules (Financial Standards Accounting Board ASC Topic 718). Assumptions used in the calculation of these amounts are included in the footnotes to our 2015 consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC. For performance-based units, we used the Monte Carlo valuation model method to estimate the fair value of the award. Awards made in 2016 for 2015 performance are not reportable in this Summary Compensation Table.

(3)
The amounts shown reflect awards to the named executive officers under our annual incentive plan. For a discussion of our annual incentive plan, please see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive” above. Annual incentive payments for services performed in 2015 by named executive officers were paid in early 2016.

(4)
The amounts shown represent benefits that were, from time to time, made available to our executives, including retirement plan contributions. For more information on the amounts shown in this column for 2015, please see the following “2015 All Other Compensation Detail” table.

(5)	Mr. Tilly served as President and Chief Operating Officer until he was promoted to Chief Executive Officer on May 23, 2013.

(6)	Mr. Provost served as Executive Vice President, Business Development and Chief Business Development Officer until his promotion to President and Chief Operating Officer on May 23, 2013.

(7)	Mr. O'Connell's 2015 bonus includes an award of $333,333 with respect to his continued role in the development of CBOE Vector.

2015 All Other Compensation Detail
Name	Qualified Defined Contributions(1)	Non-Qualified Defined Contributions(2)	Insurance(3)
Edward T. Tilly	$21,200	$407,467	$966
Edward L. Provost	$21,200	$332,934	$2,772
Alan J. Dean	$21,200	$268,484	$2,772
Joanne Moffic-Silver	$21,200	$212,250	$2,772
Gerald T. O'Connell	$21,200	$231,967	$2,772
______________________

(1)
The amounts shown are matching contributions to our qualified 401(k) plan on behalf of each of the officers listed. In 2015, we matched employee contributions up to 4% of the employee's compensation, subject to statutory limitations. We matched 200% of such contributions, other than in July and August 2015, when we matched 150%.

(2)
The amounts shown are our contributions to the non-qualified defined contribution plans on behalf of each named executive officer, including contributions made to the Supplemental Executive Retirement Plan and Executive Retirement Plan. We matched 200% of such contributions, other than in July and August 2015, when we matched 150%. For a description of these plans, please see “Non-Qualified Defined Contribution Plans” below.

(3)	Represents the amount attributable to taxable life insurance in excess of $50,000.
2015 Grants of Plan-Based Awards
The 2015 grants of plan-based awards are as follows and are explained in more detail below:

2015 Grants of Plan-Based Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Edward T. Tilly	n/a	$750,000	$1,500,000	$3,000,000
	2/19/2015				8,070	16,140	32,280	16,140	$2,097,232
Edward L. Provost	n/a	$472,500	$945,000	$1,890,000
	2/19/2015				5,347	10,694	21,388	10,693	$1,389,516
Alan J. Dean	n/a	$367,500	$735,000	$1,470,000
	2/19/2015				3,132	6,264	12,528	6,263	$813,882
Joanne Moffic-Silver	n/a	$245,000	$490,000	$980,000
	2/19/2015				1,978	3,956	7,912	3,955	$513,981
Gerald T. O'Connell	n/a	$297,500	$595,000	$1,190,000
	2/19/2015				2,744	5,488	10,976	5,488	$713,111

All of the equity incentive awards were made in restricted stock units, half of which were subject to performance conditions. The restricted stock unit awards that are not subject to performance conditions have a three-year vesting schedule under which one-third of the shares granted will vest each year on the anniversary of the grant date. Dividend equivalent payments are made on these restricted stock units.

With respect to the restricted stock units subject to performance conditions, half of the performance share units, or 25% of the total restricted stock units, have a performance condition under which the number of units that will ultimately be awarded will vary from 0% to 200% of the original grant, based on our total shareholder return (calculated as the increase in our stock price over the performance period plus reinvested dividends, divided by the stock price at the beginning of the performance period) relative to the total shareholder returns for the S&P 500 Index during the performance period. The remaining half of the performance share units, or 25% of the total restricted stock units, have a performance condition under which the number of units that will ultimately be awarded will vary from 0% to 200% of the original grant, based on our cumulative earnings per share during the performance period. Dividends on these restricted stock units accrue and are paid out in shares upon vesting.
For all of the awards, vesting will accelerate upon death, disability or the occurrence of a change in control. Vesting will also accelerate upon a qualified retirement, except that the restricted stock units subject to performance conditions accelerate pro rata based on the number of days in employment during the performance period. Unvested portions of the restricted stock units will be forfeited if the executive officer terminates employment with us prior to the applicable vesting date. The restricted stock units are subject to non-compete, non-solicitation and confidentiality covenants.

2015 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth outstanding equity awards held by each named executive officer at December 31, 2015 based on the market value of our common stock on December 31, 2015.

Outstanding Equity Awards at December 31, 2015
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
Edward T. Tilly	14,121	(1)	$916,453
	10,748	(2)	$697,545
	16,140	(3)	$1,047,486
				8,061	(4)	$523,159
				16,122	(5)	$1,046,318
				8,070	(6)	$523,743
				16,140	(7)	$1,047,486
Edward L. Provost	7,401	(1)	$480,325
	6,647	(2)	$431,390
	10,693	(3)	$693,976
				4,985	(4)	$323,527
				9,970	(5)	$647,053
				5,347	(6)	$347,020
				10,694	(7)	$694,041
Alan J. Dean	7,304	(1)	$474,030
	4,674	(2)	$303,343
	6,263	(3)	$406,469
				3,505	(4)	$227,475
				7,010	(5)	$454,949
				3,132	(6)	$203,267
				6,264	(7)	$406,534
Joanne Moffic-Silver	4,772	(1)	$309,703
	2,952	(2)	$191,585
	3,955	(3)	$256,680
				2,214	(4)	$143,689
				4,428	(5)	$287,377
				1,978	(6)	$128,372
				3,956	(7)	$256,744
Gerald T. O'Connell	6,622	(1)	$429,768
	4,096	(2)	$265,830
	5,488	(3)	$356,171
				3,072	(4)	$199,373
				6,144	(5)	$398,746
				2,744	(6)	$178,086
				5,488	(7)	$356,171
______________________

(1)	Grant of restricted stock on February 6, 2013. This remaining portion of this stock grant vested on February 6, 2016.

(2)
Grant of restricted stock units not subject to performance conditions on February 19, 2014. The remaining portion of these restricted stock units vests one-half on each of February 19, 2016 and February 19, 2017.

(3)
Grant of restricted stock units not subject to performance conditions on February 19, 2015. These restricted stock units vest one-third on each of February 19, 2016, February 19, 2017 and February 19, 2018.

(4)
Grant of restricted stock units on February 19, 2014 subject to an earnings per share performance condition for the period from January 1, 2014 through December 31, 2016. Under Rule 402 of Regulation S-K, these awards are shown at the target performance amount. These restricted stock units vest on February 19, 2017 upon achievement of the performance conditions.

(5)
Grant of restricted stock units on February 19, 2014 subject to a performance condition of total shareholder return relative to the S&P 500 Index for the period from January 1, 2014 through December 31, 2016. As of December 31, 2015, our performance exceeded target performance and, therefore, under Rule 402 of Regulation S-K, these awards are shown at the maximum amount. These restricted stock units vest on February 19, 2017 upon achievement of the performance conditions.

(6)
Grant of restricted stock units on February 19, 2015 subject to an earnings per share performance condition for the period from January 1, 2015 through December 31, 2017. Under Rule 402 of Regulation S-K, these awards are shown at the target performance amount. These restricted stock units vest on February 19, 2018 upon achievement of the performance conditions.

(7)
Grant of restricted stock units on February 19, 2015 subject to a performance condition of total shareholder return relative to the S&P 500 Index for the period from January 1, 2015 through December 31, 2017. As of December 31, 2015, our performance exceeded target performance and, therefore, under Rule 402 of Regulation S-K, these awards are shown at the maximum amount. These restricted stock units vest on February 19, 2018 upon achievement of the performance conditions.

2015 Vesting of Restricted Stock
The following table sets forth the equity awards that vested during 2015.

2015 Stock Vested
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edward T. Tilly	19,494	$1,214,909
Edward L. Provost	10,724	$668,160
Alan J. Dean	9,640	$600,946
Joanne Moffic-Silver	6,247	$389,450
Gerald T. O'Connell	8,669	$540,442

2015 Non-Qualified Deferred Compensation

2015 Non-Qualified Deferred Compensation (1)
Name		Executive Contributions in Last FY(2)	Registrant Contributions in Last FY(3)	Aggregate Earnings in Last FY(4)	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE
Edward T. Tilly	SERP	$78,467	$150,267	$(80,537)	$—	$1,092,510
	Exec Ret	$—	$257,200	$176	$—	$1,221,163
Edward L. Provost	SERP	$154,483	$90,867	$30,204	$—	$2,586,776
	Exec Ret	$—	$242,067	$30,370	$—	$2,589,797
Alan J. Dean	SERP	$58,400	$74,367	$11,154	$—	$987,912
	Exec Ret	$—	$194,117	$29,106	$—	$1,406,676
Joanne Moffic-Silver	SERP	$40,800	$51,600	$71,330	$—	$1,222,520
	Exec Ret	$—	$160,650	$119,630	$—	$2,046,102
Gerald T. O'Connell	SERP	$30,360	$57,887	$9,168	$—	$1,142,822
	Exec Ret	$—	$174,080	$21,909	$—	$2,080,965
______________________

(1)	Executive and registrant contributions include contributions during 2015.

(2)
The amount of executive contributions made by each named executive officer and reported in this column is included in each named executive officer's compensation reported in the Summary Compensation Table under the column labeled “Salary.”

(3)
The amount of registrant contributions reported in this column for each named executive officer is also included in his or her compensation reported in the Summary Compensation Table under the column labeled “All Other Compensation.”

(4)	Earnings are based upon the investment fund selected by the named executive officer for each plan.
Non-Qualified Defined Contribution Plans
We do not have a defined benefit retirement plan. We currently have two non-qualified defined contribution plans in which the named executive officers participate: the Supplemental Executive Retirement Plan ("SERP") and the Executive Retirement Plan. The investment options for these plans only include investment options that are available under the qualified plans.
The SERP is designed for employees whose level of compensation exceeds the IRS defined annual compensation limit ($265,000 for 2015). Under the SERP, we match deferral contributions made by executives under the SERP with respect to compensation in excess of the IRS compensation limit. These contributions mirror those under the 401(k) plan. In 2015, we matched employee contributions up to 4% of the employee's compensation, subject to statutory limitations. We matched 200% of such contributions, other than in July and August 2015, when we matched 150%.
All named executive officers are eligible to participate in the Executive Retirement Plan. Our 2015 contribution to the Executive Retirement Plan was six percent of each participant's base salary and annual incentive, and, in the future, we expect to make further contributions consistent with this formula.
All of the named executive officers participate in the age-based component of the Executive Retirement Plan. In addition to the contribution to the Executive Retirement Plan described in the preceding paragraph, under the age-based component, we contribute to each eligible employee's account an amount equal to a percentage of the employee's base salary and cash incentive, based on such employee's age at the start of the year, as set forth in the table below.

Age of Participant	Contribution Percentage
Under 45	1%
45 to 49	3%
50 to 54	6%
55 to 59	9%
60 to 64	11%
65 and over	None
All of our contributions to non-qualified defined contribution plans vest 20% for each year of continuous service, identical to the qualified 401(k) plan. All of our named executive officers are fully vested in the plans.
SEVERANCE, CHANGE IN CONTROL AND EMPLOYMENT-RELATED AGREEMENTS
We currently have an employment agreement with Mr. Tilly and the rest of the named executive officers are covered by the Executive Severance Plan. The material terms of the agreement and the plan are discussed below.
Mr. Tilly's Employment Agreement
Under the amended and restated Employment Agreement effective on January 1, 2013 (the "Employment Agreement"), Mr. Tilly assumed the title of Chief Executive Officer following the 2013 Annual Meeting on May 23, 2013 and was elected to serve on the Board. The Employment Agreement expired on December 31, 2015, but was automatically renewed for a one-year term and will continue to be automatically renewed for successive one-year terms unless either the Company or Mr. Tilly gives notice not to renew 180 days prior to the expiration of the then current term. The Employment Agreement provided for a base salary of $640,000 from January 1, 2013, the effective date of the agreement, until the 2013 Annual Meeting, at which time, Mr. Tilly's base salary was increased to $800,000. As further discussed in "Compensation Discussion and Analysis," Mr. Tilly's base salary increased to $1,000,000 in February 2015. Pursuant to the Employment Agreement, in 2013 he received an award of restricted stock with a fair market value at that time of $2.0 million. The restricted stock award vested one-half on the date of the grant and one-half on the first anniversary of the grant date.
Under the Employment Agreement, Mr. Tilly is eligible to receive cash and equity incentive awards, each in the sole discretion of the Board. The Employment Agreement provides that Mr. Tilly is entitled to participate in all of our employee benefit plans that are generally available to senior management. Pursuant to the Employment Agreement, Mr. Tilly has agreed to certain non-compete provisions during the employment term and for two years thereafter. The Employment Agreement may be terminated for cause. If the Employment Agreement is terminated without cause by us, for good reason by Mr. Tilly (as defined in the Employment Agreement), or due to death or disability, we will pay Mr. Tilly a severance payment equal to two times his then-current annual base salary plus a pro-rated bonus and long-term incentive award based on the portion of the calendar year worked, and two times his annual target cash incentive and all retirement plan contributions, including a lump sum payment equal to the amounts he would have received under the plans for a period of two years, and COBRA premiums for 18 months and, at the end of such period, premiums for 6 months coverage in the retiree medical plan, if eligible. Mr. Tilly would also receive these benefits if he is terminated without cause or resigns for good reason within 18 months of a change in control and 12 additional months of coverage in the retiree medical plan, if eligible, as defined in the Employment Agreement.
Executive Severance Plan
The other named executive officers do not have employment agreements; however, the Compensation Committee believes it is appropriate to provide a severance plan to encourage retention, maintain a consistent management team to effectively run our operations and allow executives to focus on our strategic business priorities. The plan covers Mr. Provost, Mr. Dean, Ms. Moffic-Silver and Mr. O'Connell, as well as one of our other officers. Under the plan, an executive who experiences an involuntary termination (as defined in the plan, which includes termination in the event of a change in control) shall be entitled to receive the following severance benefits:

•
the executive's accrued salary, unpaid expenses, accrued and unpaid vacation days through the date of termination and any unpaid bonus earned in any year prior to the year in which the executive's employment terminates,

•	an amount equal to a pro-rated target bonus for the year of employment termination,

•	a salary and bonus payment in an amount equal to the sum of (a) two times base salary and (b) two times target annual bonus, and

•	COBRA premiums for 18 months and, at the end of such period, premiums for 6 months coverage in the retiree medical plan, if eligible.
If the executive's employment is terminated either by us for cause, or by the executive other than for good reason (each as defined in the plan), we will pay the executive any unpaid bonus and accrued benefits. The plan also provides that we will require any successor to expressly assume and agree to maintain the plan.
If the executive is terminated in connection with a change in control, defined in the plan as a termination that occurs within a period beginning six months before a change in control and ending two years after, such executive will also receive a cash payment equal to the value of a pro-rated equity award based on the period of the calendar year during which the executive is employed by the Company.
In addition to the above, the plan provides Messrs. O'Connell and Provost with certain death and disability benefits if the executive dies or is terminated due to becoming disabled. These benefits include accrued but unpaid salary; a pro-rated target bonus and a salary and bonus payment in an amount equal to the sum of (a) two times his annual rate of base salary and (b) two times his target annual bonus. The plan also provides that, for Messrs. O'Connell and Provost, the salary and target bonus amount to be paid as the severance benefit would be deemed compensation for the Company's non-qualified plans. Messrs. O'Connell and Provost have also agreed to certain non-compete and non-solicitation provisions during their employment and for a period of two years following termination of their employment. In addition to accelerated vesting of certain equity awards upon a qualified retirement, as discussed above, the plan also provides that any equity awards to Mr. Provost would automatically vest upon his retirement after reaching age 65.
Severance Payments
The following table shows the potential payment to each officer pursuant to, for Mr. Tilly, his employment agreement, and, for the other named executive officers, the Executive Severance Plan, each discussed above, upon the termination of the executive's employment either without cause by us or for good reason by the executive (including following a change in control) and payments upon death or disability. The amounts shown assume that the termination or event occurred on December 31, 2015.

Name		Salary	Cash Incentive(4)	Stock Vesting Acceleration	Equity Award	Other(5)	Total
Edward T. Tilly	(1)	$2,000,000	$4,500,000	$—	$2,500,000	$1,350,329	$10,350,329
	(2)	$2,000,000	$4,500,000	$4,755,288	$2,500,000	$1,375,494	$15,130,782
	(3)	$2,000,000	$4,500,000	$4,755,288	$2,500,000	$1,350,329	$15,105,617

Edward L. Provost	(1)	$1,260,000	$2,835,000	$—	$—	$1,074,079	$5,169,079
	(2)	$1,260,000	$2,835,000	$2,946,785	$1,575,000	$1,074,079	$9,690,864
	(3)	$1,260,000	$2,835,000	$2,946,785	$—	$1,023,750	$8,065,535

Alan J. Dean	(1)	$1,050,000	$2,205,000	$—	$—	$50,329	$3,305,329
	(2)	$1,050,000	$2,205,000	$2,045,324	$840,000	$50,329	$6,190,653
	(3)	$—	$—	$2,045,324	$—	$—	$2,045,324

Joanne Moffic-Silver	(1)	$840,000	$1,470,000	$—	$—	$28,618	$2,338,618
	(2)	$840,000	$1,470,000	$1,302,089	$490,000	$28,618	$4,130,707
	(3)	$—	$—	$1,302,089	$—	$—	$1,302,089

Gerald T. O'Connell	(1)	$850,000	$1,785,000	$—	$—	$898,168	$3,533,168
	(2)	$850,000	$1,785,000	$1,806,686	$680,000	$898,168	$6,019,854
	(3)	$850,000	$1,785,000	$1,806,686	$—	$869,550	$5,311,236

______________________

(1)	Represents amounts to be paid in connection with a termination of the executive's employment by us without cause or a termination of employment by the executive for good reason.

(2)	Represents amounts to be paid in connection with a termination of the executive's employment by us without cause or by the executive for good reason following a change in control.

(3)	Represents amounts to be paid in connection with death or disability.

(4)
The amounts shown represent, in the aggregate, amounts of any unpaid bonus earned in any year prior to the year in which the executive's employment terminates, an amount equal to a pro-rated target bonus, and a bonus payment in an amount equal to two times target bonus.

(5)
The amounts shown represent amounts contributed on behalf of the executive under our qualified and non-qualified defined contribution plans in connection with such executive's termination. It also includes estimated medical insurance cost (based upon total monthly premiums as of December 31, 2015) for COBRA premiums for 18 months and, at the end of such period, premiums for 6 months and, with respect to Mr. Tilly, 18 months, coverage in the retiree medical plan. All of the named executive officers are fully vested in our qualified and non-qualified defined contribution plans, so there is no acceleration of vesting on these events.

PROPOSAL TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, the Board is providing our stockholders with an advisory vote to approve executive compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with SEC rules. The Board has adopted a policy of providing for annual "say-on-pay" votes, and the next vote is planned to occur at our 2017 Annual Meeting.
As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to meet the following objectives:

•	attract and retain talented and dedicated executives,

•	motivate our executives to achieve corporate goals that create value for our stockholders, and

•	align the compensation of our executive officers with stockholder returns.
The Compensation Committee has implemented the following best practices applicable to our executive officers in order to achieve these objectives:

•	a high proportion of performance-based compensation with limits on all incentive award payouts,

•	stock ownership guidelines,

•	double trigger change in control provisions in the Employment Agreement and the Executive Severance Plan,

•	prohibition on hedging,

•	prohibition of pledging,

•	elimination of tax gross-up payments in the event of a change in control, and

•	clawbacks of incentive compensation.
We believe that the compensation paid to the named executive officers is appropriate to align their interests with those of our stockholders to generate stockholder returns. Accordingly, the Board recommends that our stockholders vote in favor of the say-on-pay vote as set forth in the following non-binding resolution:
RESOLVED, that our stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this Proxy Statement, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion.
As this is an advisory vote, the outcome of the vote is not binding on us with respect to executive compensation decisions, including those relating to our named executive officers. Our Compensation Committee and Board value the opinions of our stockholders. The Compensation Committee and Board will consider the results of the say-on-pay vote and evaluate whether any actions should be taken in the future.
Non-binding approval of our executive compensation program would require that a majority of the shares cast on this matter be cast in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the vote.
The Board of Directors recommends that the stockholders vote FOR Proposal Two.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
General
Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, served as our independent registered public accounting firm for the year ended December 31, 2015, and our Audit Committee has selected Deloitte to serve as our independent registered public accounting firm for the current fiscal year. Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Although stockholder ratification is not required by our Bylaws or otherwise, the Board, as a matter of good corporate governance, is requesting that stockholders ratify the selection of Deloitte as our independent registered public accounting firm for the 2016 fiscal year. If stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider its appointment.
The ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2016 fiscal year requires that a majority of the shares cast on this matter be cast in favor of the proposal. Your broker is permitted to vote your shares of common stock on this matter even when you have not given voting instructions. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the vote.
The Board of Directors recommends that stockholders vote FOR ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2016 fiscal year.
Accounting Fees
The following table presents fees billed to us by the principal accountant for the years ended December 31, 2015 and 2014:

	2015	2014
Audit Fees	$768,275	$696,900
Audit-Related Fees	$524,388	$108,100
Tax Fees	$274,617	$232,810
All Other Fees	$—	$—
Total	$1,567,280	$1,037,810
Audit Fees consist of the aggregate fees billed for professional services rendered by Deloitte for the audit of our annual consolidated financial statements, quarterly reviews of our unaudited financial statements, and review of our internal controls over financial reporting.
Audit-Related Fees consist of the aggregate fees billed for professional services by Deloitte for assurance and audit services related to the audit or review of our financial statements, including standalone audits of certain exchanges, employee benefit plan audits and Chicago Board Options Exchange Political Action Committee audits, and other assurance services.
Tax Fees consist of the aggregate fees billed for professional services by Deloitte for tax compliance, tax advice, tax planning and the preparation of federal and state tax filings.
Pre-Approval Policies and Procedures
The Audit Committee of the Board of Directors has adopted policies and procedures for the pre-approval of services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Such policies and procedures provide that the Audit Committee shall pre-approve all auditing and permitted non-audit services (including the fees and terms thereof).

As permitted under the Sarbanes-Oxley Act of 2002 and its pre-approval policies and procedures, the Audit Committee has delegated certain pre-approval authority to its Chair. The Chair must then report any pre-approval decisions to the Audit Committee at the next scheduled Audit Committee meeting.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management is responsible for our internal controls and financial reporting process. Deloitte, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and for issuing a report on these financial statements and on the effectiveness of our internal control over financial reporting.
In this context, the Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed with management and Deloitte the audited financial statements.

•
The Audit Committee has discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

•
The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding its conversations with the Audit Committee concerning independence and has discussed with Deloitte its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.
Audit Committee
Edward J. Fitzpatrick, Chair
R. Eden Martin
Susan M. Phillips
Carole E. Stone

PROPOSAL FOUR
APPROVAL OF THE SECOND AMENDED AND RESTATED
CBOE HOLDINGS, INC. LONG-TERM INCENTIVE PLAN
Introduction

On February 17, 2016, the Board of Directors approved the amendment and complete restatement of the Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan ("2011 Plan") in the form of the Second Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan (the "Plan"), subject to approval by stockholders at the Annual Meeting. The following is a description of the material terms of the Plan, which is qualified in its entirety by reference to the Plan that is attached as Appendix A to this Proxy Statement. The Plan is effective February 17, 2016, subject to approval by stockholders.

If the Plan is approved by stockholders, any shares of the Company's common stock issued to eligible Plan participants ("Participants") after the effective date will be counted against the Plan share reserve. Any shares issued or awards granted prior to such effective date of the Plan will be subject to the terms and conditions of the 2011 Plan.

The Board is requesting stockholders to approve the Plan pursuant to which the share reserve shall increase by 3 million shares (the Plan’s share reserve includes shares available for issuance under the stockholder approved 2011 Plan). In addition, we are requesting stockholder approval of the Plan so that certain compensation paid under the Plan may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”).

Rationale For Implementing the Plan

The Board is asking stockholders to approve the Plan for the following reasons:

1.
To allow the Company to grant performance-based equity and cash awards that meet the requirements of performance-based compensation (“Performance-Based Compensation”) under Section 162(m) of the Code; thereby, allowing the Company to take a federal tax deduction for compensation paid to executive officers under such awards;

2.
To ensure that a sufficient number of shares are available to fund future equity grants in the form of non-qualified stock options, restricted stock, restricted stock units, performance-based restricted stock, performance-based restricted stock units and any other stock awards permitted under the Plan in order to attract and retain qualified non-employee directors, senior management personnel and other key employees; and

3.	To better align certain Plan provisions with recognized market best practices and to further align the interests of our executives and our stockholders.

For these reasons, the Board believes that the approval of the Plan is in the best interests of the Company and our stockholders.

The Board of Directors recommends a vote FOR approval of the Second Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan.

Summary of Changes From the 2011 Plan

The Plan constitutes an amendment and complete restatement of the 2011 Plan. Generally, the provisions of the Plan and the 2011 Plan are substantially similar in all material respects. However, the Plan differs from the 2011 Plan in the following respects:

•	increases the share reserve by 3,000,000 shares;

•
prohibits payment of dividends on performance awards during the performance period, aligning the Plan language with the Company’s current practice; dividends based on the number of shares earned by the Participant upon satisfaction of the performance goals will accrue and be paid following the end of the performance period;

•
includes a "double trigger" change in control provision for vesting of equity awards unless otherwise provided in the award agreements (i.e., in the event that a successor entity assumes or replaces outstanding equity awards at the time of a "Change in Control" (as defined in the Plan), such assumed or replaced awards will immediately vest if a Participant incurs a qualifying termination of employment following the Change in Control. If equity awards are not assumed or replaced by a successor entity at the time of a Change in Control, then such awards shall immediately vest upon the Change in Control);

•	updates tax withholding obligations;

•	clarifies the Compensation Committee's authority with respect to awards granted to non-U.S. nationals and employees outside the U.S.;

•	revises annual award limits with respect to performance-based awards subject to Section 162(m) of the Code; and

•	clarifies the Section 162(m) of the Code bonus pool adoption standards.

Publicly-traded companies are generally prohibited from taking a federal income tax deduction for compensation paid to named executive officers, other than the Chief Financial Officer, in excess of $1 million per year, unless the compensation meets an exception under Section 162(m) of the Code, such as the exception for performance-based compensation. In order to qualify for the performance-based compensation exception, compensation must, among other things, be paid under a plan that has been approved by the stockholders of the company. Therefore, we are required to submit the Plan to stockholders for their approval to meet the requirements of Section 162(m) of the Code, thereby allowing the Company to deduct compensation paid under awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code.

Stockholder Friendly Features of the Plan

The Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:

•	Awards subject to Clawback Policy. Awards under the Plan will be subject to recoupment under certain circumstances.

•
"Double-Trigger" change in control vesting. Two events are generally needed for awards to vest on an accelerated basis: (i) consummation of a change in control event and (ii) termination of employment, other than for cause. In the event that a successor entity assumes or replaces outstanding equity awards at the time of a change in control, such assumed or replaced awards will immediately vest if a Participant incurs a qualifying termination of employment following the change in control, otherwise such awards will immediately vest upon a Change in Control (unless otherwise provided in an award agreement).

•
No repricing or cash-buyout of stock options. The Plan prohibits the direct or indirect repricing of stock options without stockholder approval. No cash buyback of underwater stock options is permitted without stockholder approval.

•	No discounted stock options. All stock options must have an exercise price or base price equal to or greater than the fair market value of the underlying common stock on the date of grant.

•	Administered by an independent committee. The Plan will be administered by the Compensation Committee of the Board.

•
 No automatic share replenishment or “evergreen” provisions. The Plan does not contain an “evergreen” provision. The number of shares available is capped and there is no formula providing for any automatic increase in the number of shares available.

•	No dividends on unvested performance awards. The Plan prohibits payment of dividends on performance awards during the performance period.

•	No transferability. Awards generally may not be transferred for value prior to their vesting or, in the case of stock options, exercise.

In addition, the stockholder friendly features are augmented by the following:

•
Low Burn Rate. Our annual burn rate, which refers to how fast a company uses the supply of stock authorized for issuance under its stock plan, has ranged between 0.1% and 0.5% each year since 2012. We calculated our burn rate by: (i) summing each full value award granted during each calendar year and (ii) dividing the resulting number by the number of shares of our common stock outstanding for each respective year.

•
Hedging Policy. Under our Insider Trading Policy, our directors and executive officers are prohibited from entering into transactions involving options to purchase or sell our common stock or other derivatives related to our common stock.

•	Pledging Policy. Our Insider Trading Policy prohibits directors and executive officers from entering into any pledges or margin loans on shares of our common stock.

•	Stock Ownership Guidelines. Under our stock ownership guidelines, each director and named executive officer is subject to minimum stock ownership levels of our common stock.
Determination of Number of Shares for the Plan

If the Plan is approved, the aggregate number of shares of common stock that will be available for issuance pursuant to awards under the Plan will be approximately 4.8 million. In setting the share reserve increase to 3 million additional shares, the Compensation Committee and the Board considered the following material factors:

•	Shares currently available under the 2011 Plan, and how long the available shares under the 2011 Plan are expected to last based on future equity granting practices;

•	Historical equity award granting practices, including our burn rate; and

•	Expected dilution to the holders of our common stock.

Historical Equity Granting Practices and Information on Previous Equity Usage

In setting and recommending to stockholders the number of shares authorized under the Plan, the Compensation Committee and the Board considered the number of equity awards granted under the 2011 Plan in recent years and discussed the anticipated number of shares intended to be granted in 2016 and beyond, assuming different scenarios. The following are highlights of our historical equity granting practices and previous equity usage:

•	In 2013, 2014 and 2015, the Company granted to employees and non-employee directors 474,152, 271,902 and 220,097, respectively, of the shares authorized under the 2011 Plan;

•	Our annual burn rate has ranged between 0.1% and 0.5% each year since 2012;

•	As of March 22, 2016, there were 81,651,743 shares of our voting common stock outstanding;

•	We have grants of restricted stock and restricted stock units covering a total of 456,567 shares of our common stock outstanding as of December 31, 2015 under the 2011 Plan;

•	We have no stock options outstanding under the 2011 Plan; and

•
If all approximately 4.8 million shares of common stock available for issuance under the Plan were awarded, the total dilution would be approximately 5.9%, based on 81,651,743 shares of our voting common stock outstanding as of March 22, 2016.

Summary Description of the Plan

The following is a summary of the principal features of the Plan. The summary is not a complete description of all the terms of the Plan and is qualified in its entirety by reference to the complete text of the Plan, which is attached to this Proxy Statement as Appendix A. To the extent there is a conflict between this summary and the actual terms of the Plan, the terms of the Plan will govern. Awards to be made under the Plan will be entirely at the discretion of the Compensation Committee and are therefore not currently determinable.

Award Types and Grantees.    The Plan provides for equity compensation awards in the form of non-qualified stock options, restricted stock, restricted stock units and cash incentive awards, each called an award, to our eligible employees and non-employee directors, each as determined by the Compensation Committee. As of December 31, 2015, there were approximately 580 employees and non-employee directors eligible to receive awards under the Plan. Each award will be evidenced by an award agreement, which will govern that award's terms and conditions as determined by the Compensation Committee.

Duration.    The Plan will terminate, and no additional awards will be granted after the tenth anniversary of its effective date, unless earlier terminated by the Board. The termination of the Plan will not affect previously-granted awards.

            Administration.    The Plan will be administered by the Compensation Committee, or any successor committee, or another committee of our Board appointed or designated by the Board, or by the Board. The Compensation Committee has broad authority to administer and interpret the Plan. This authority includes:

•	selecting individuals to whom awards are granted from the eligible recipients,

•	determining the types of awards and number of shares of common stock covered or other consideration, and

•	determining the terms and conditions of awards, including the applicable vesting schedule and conditions and how the award will be settled.

The Compensation Committee may amend any outstanding award, including by an amendment that would:

•	accelerate the time or times at which the award becomes unrestricted or may be exercised, or

•	waive or amend any goals, restrictions or conditions on the award.

            All decisions of the Compensation Committee are binding.

            Performance Goals.    The Compensation Committee may grant awards that are intended to provide compensation solely on account of the attainment of one or more pre-established, objective performance criteria under circumstances that are intended to qualify such compensation as Performance-Based Compensation under Section 162(m) of the Code. The vesting, level of payout, or value of Performance-Based Compensation will be determined by the attainment of one or more goals based on one or more of the performance goals ("Performance Goals") set forth below:

●	net earnings;	●	stock price;
●	operating earnings or income;	●	return on common stockholders' equity;
●	earnings growth;	●	return on capital;
●	net income;	●	return on assets;
●	net income per share;	●	economic value added (income in excess
●	gross revenue or revenue by pre-defined		of cost of capital);
	business segment;	●	customer satisfaction;
●	revenue backlog;	●	cost control or expense reduction;
●	pre- or post-tax profit margins;	●	ratio of operating expenses to operating
●	cash flow, including operating cash flow,		revenues;
	free cash flow, discounted cash flow return	●	market share;
	on investment, and cash flow in excess of	●	volume;
	cost of capital;	●	revenue per contract; and
●	earnings per share;	●	adjusted pretax income.
●	return on stockholders' equity;

Any Performance Goal(s) may, as the Compensation Committee, in its sole discretion deems appropriate: (i) relate to the performance of the Company or any affiliate as a whole or any business unit or division of the Company or any affiliate or any combination thereof, (ii) be compared to the performance of a group of comparator companies, or published or special index, (iii) be based on change in the Performance Goal over a specified period of time, (iv) relate to or be compared to one or more other Performance Goals or (v) any combination of the foregoing.

The Compensation Committee may provide in any award intended to qualify as Performance-Based Compensation that any evaluation of performance may include or exclude the impact, if any, on reported financial results of extraordinary or unusual items, events or circumstances. Such inclusions or exclusions shall be prescribed in a form and at a time that meets the requirements of Section 162(m) of the Code for qualification of the award as Performance-Based Compensation.

The Compensation Committee retains the discretion to adjust otherwise payable Performance-Based Compensation downward, either on a formula or discretionary basis or any combination, as the Compensation Committee, in its sole discretion decides. However, the Compensation Committee shall not have the authority to adjust upward any otherwise payable Performance-Based Compensation.

The Compensation Committee is under no obligation to structure awards granted under the Plan to qualify as Performance-Based Compensation and has the express authority to grant awards that do not qualify as Performance-Based Compensation. Additionally, there is no guarantee that an award that is intended to qualify as Performance-Based Compensation under Section 162(m) of the Code will so qualify in any particular circumstance. To maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to grant or approve awards or compensation that is non-deductible when the Compensation Committee believes such awards or compensation is appropriate.

Stockholder approval of the Plan will also constitute approval of the material terms of the Performance Goals under the Plan for purposes of establishing the specific vesting targets for awards under the Plan that are intended to qualify as performance-based compensation under Section 162(m) of the Code.

Stock Reserved for Issuance.    Subject to adjustment, the Plan authorizes up to 4,248,497 shares of common stock, which were authorized at the time that the Plan was first adopted by the Board effective January 13, 2010, and an additional 3,000,000 shares of common stock to be issued in connection with stockholder approval of the Plan. Upon the occurrence of one of the following, the shares underlying an award will be available for any other award:

•	an award is forfeited;

•	an award expires or terminates without having been exercised in full;

•	an award is settled in cash or property other than shares of our common stock; and

•	shares of our common stock delivered to or withheld by us due to payment and withholding obligations.

Adjustments may be made to the amount of an award outstanding or the total number of shares available under the Plan in the event of certain changes in our capitalization, including a stock split or stock dividend.

Stock Options.    The Plan provides for grants of non-qualified stock options, which entitle the grantee to purchase our common stock at the exercise price specified by the Compensation Committee in the grantee's award agreement. The exercise price of an option may not be less than the fair market value of a share of common stock on the date of grant, and each option will have a term to be determined by the Compensation Committee not to exceed ten years. Options will become vested and exercisable as and when specified in the grantee's award agreement. Other than in connection with certain capital changes listed in the Plan, any reduction in the exercise price of outstanding stock options will require the approval of our stockholders. Under the Plan, the maximum number of shares of common stock subject to options granted to any one Participant in any one calendar year is 1,000,000 shares, determined as of the grant date.

Restricted Stock.    The Plan provides for awards of restricted stock. Restricted stock is common stock registered in the grantee's name that is subject to certain transfer or forfeiture restrictions that lapse over a period of time or upon the occurrence of an event or achievement of Performance Goals, as specified in the grantee's award agreement. Unless specified otherwise in the grantee's award agreement, the recipient of restricted stock will have the rights of a stockholder (including the right to vote the stocks and to receive all dividends and other distributions with respect to such shares), subject to any restrictions and conditions specified by the Compensation Committee in the grantee's award agreement. Under the Plan, the maximum number of shares of common stock subject to restricted stock and restricted stock units granted to any one Participant in any one calendar year that are subject to a Performance Goal is 500,000 shares, determined as of the grant date.

Restricted Stock Units.    The Plan provides for awards of restricted stock units. A restricted stock unit is an unfunded, unsecured right to receive one share of common stock at a future date upon the passage of time, the occurrence of an event or achievement of Performance Goals, as specified by the Compensation Committee in the grantee's award agreement. Awards of restricted stock units will contain such restrictions, terms and conditions as specified in the grantee's award agreement, which may allow for cash settlement. Under the Plan, the maximum number of shares of common stock subject to restricted stock and restricted stock units granted to any one Participant in any one calendar year that are subject to a Performance Goal is 500,000 shares, determined as of the grant date.

Cash Incentive Awards and Other Cash-Based Awards.    The Committee may make cash incentive awards to employees based on the achievement of Performance Goals established by the Committee within the first 90 days of the year. A Participant generally must remain continuously employed by us through the last day of the performance period to be eligible to receive a payout of the cash incentive award. Under the Plan, the maximum amount that may be paid to any Participant in any calendar year under a cash incentive award, or any other award that is payable or denominated in cash, which the Compensation Committee has determined shall be designed to qualify as Performance-Based Compensation, shall be $5,000,000, determined as of the payout date. The foregoing maximum shall be adjusted to the corresponding fraction or multiple of that amount for any performance period of a different duration. To the extent that a cash incentive award, or any other award that is payable or denominated in cash, is settled in shares of our common stock, compliance with the foregoing maximum limit shall be determined by calculating the dollar value of the shares of stock to be issued in settlement based on the fair market value of such shares as of the applicable settlement date.

Section 162(m) of the Code Bonus Pool. The Compensation Committee may adopt a cash bonus pool, based upon a designated percentage of one of the financial measures listed above as a Performance Goal, which shall be designed to qualify as Performance-Based Compensation. Such adoption shall include an allocation of the cash bonus pool to the Participants who are bonus pool Participants for the performance period (totaling no more than 100% of the pool). At the end of the performance period, the Compensation Committee will verify the actual pool dollars and may exercise negative discretion in the determination of the actual bonus to be paid to each respective bonus pool Participant for the performance period, provided that the allocation satisfies the maximum limits applicable to cash incentive awards as described above.

Effect of a Termination of Employment.    In the event of a termination of employment for any reason other than cause (as defined in the Plan), all vested stock options must be exercised within 90 days from the date of termination and all shares of restricted stock or restricted stock units that remain subject to vesting conditions will be forfeited unless the Compensation Committee determines otherwise. These terms can be modified in any award agreement. All awards will be cancelled and forfeited immediately upon a Participant's termination for cause.

Change in Control - Double Trigger Vesting Provision.    Unless the Compensation Committee determines otherwise in an award agreement, in the event of a Change in Control, each award will be "double trigger" unless a successor entity cannot or will not provide a "replacement award" (as defined in the Plan). If a successor entity cannot or will not provide a replacement award, the award will accelerate and be deemed fully vested and exercisable and all vesting conditions on each share of restricted stock or restricted stock units will lapse, with all performance conditions deemed satisfied at the greater of target or the level of performance actually achieved as of the Change in Control (with similar performance assumed to be achieved through the remainder of the performance period). If the successor entity, including the Company if it is the surviving entity, assumes, continues or replaces an outstanding award (each such assumed, continued or replacement award, a replacement award), then such replacement award shall remain outstanding and be governed by its respective terms. Upon termination of the Participant's employment for any reason other than cause, such replacement award will accelerate and become fully vested and/or exercisable, with all performance conditions deemed satisfied at the greater of target or the level of performance actually achieved as of the employment termination date (with similar performance assumed to be achieved through the remainder of the performance period).

Non-Transferability.    Awards granted under the Plan are generally non-transferable and, in the case of options, may be exercised only by the grantee or the grantee's legal representative.

Deferral of Awards.    The Compensation Committee may establish procedures to provide that cash, stocks, other securities, other awards under the Plan, other property and other amounts payable with respect to an award under the Plan will be deferred either automatically or at the election of the grantee or the Compensation Committee in compliance with Section 409A of the Code.

No Rights as Stockholders.    Grantees of stock options and restricted stock units generally have no rights as stockholders until our common stock has been delivered in respect of vested awards.

Amendment, Modification, Termination.    The Board may alter, amend, revoke, terminate or suspend the Plan, but may not terminate any outstanding awards granted under the Plan unless there is a liquidation or dissolution of the Company. The Board may not, without stockholder approval:

•	increase the total number of shares that may be issued or delivered under the Plan,

•	make any changes in the class of eligible individuals,

•	extend the period during which awards may be granted or

•	make any other change where stockholder approval is required by any applicable law, rule or regulation of the stock exchange on which shares of our common stock are traded.

In addition, other than actions taken for certain federal tax and accounting purposes, the Board and Compensation Committee may not take any action that will materially adversely affect the rights of a holder of an outstanding award without the holder's consent.

Certain Federal Income Tax Considerations

The following is a general description of the U.S. federal income tax treatment applicable to the Company and the Participants who receive awards under the Plan. This discussion does not address all aspects of the U.S. federal income tax consequences of participating in the Plan that may be relevant to Participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-U.S. tax consequences of participating in the Plan. Each Participant is advised to consult his or her particular tax advisor concerning the application of the U.S. federal income tax laws to such Participant’s particular situation, as well as the applicability and effect of any state, local or non-U.S. tax laws before taking any actions with respect to any awards. This description is intended for use by our stockholders in determining how to vote at our Annual Meeting on this proposal and not as tax advice to persons who receive awards under the Plan.

            Non-qualified Stock Options.    A Participant generally will not recognize income, and we will not be entitled to a deduction from income, at the time of grant of a non-qualified stock option. When the option is exercised, the Participant will recognize ordinary income equal to the difference, if any, between the aggregate exercise price paid and the fair market value, as of the date the option is exercised, of the shares received. We will be entitled to a federal income tax deduction in the tax year in which the option is exercised, equal to the ordinary income recognized by the Participant as described above.

Restricted Stock.    Restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of shares over any purchase price, if any, only at the time the restrictions lapse. A Participant may elect to accelerate recognition as of the date of grant through an election under Section 83(b) of the Code. We will have a corresponding deduction at the time the Participant recognizes income.

Restricted Stock Units.    Restricted stock units generally are subject to tax at the time of settlement and we generally will have a corresponding deduction when the Participant recognizes income.

Cash Incentive Awards.    Cash incentive awards generally are subject to tax at the time of payment. We will have a corresponding deduction at the time the Participant recognizes income.

Compliance with Section 409A of the Code.    To the extent applicable, it is intended that the Plan and any grants made under the Plan be exempt from or comply with the provisions of Section 409A of the Code, including the exceptions for stock rights and short-term deferrals. We intend to administer the Plan and any grants made in a manner consistent with the requirements of Section 409A of the Code.

If any provision of the Plan or an award agreement needs to be revised to satisfy the requirements of Section 409A of the Code, then such provision will be modified or restricted to the extent necessary to be in compliance with the requirements of Section 409A of the Code, while attempting to maintain the same economic results as were intended under the Plan and award agreement.

Section 162(m) of the Code Awards.    The Plan provides for awards to be made under Section 162(m) of the Code. In order for awards to be deductible under this section, the Committee must establish in writing that the vesting or payment of an award will be contingent upon the attainment of Performance Goals before the lesser of 90 days into the performance period or before 25% of the performance period has elapsed. After the performance period, the Committee must then certify the extent to which the Performance Goals have been met and the amount payable. The Committee has discretion to adjust any such awards downward, but not upward, and may take such other actions necessary or appropriate to ensure that an award meets the requirements for performance-based compensation under Section 162(m) of the Code.

New Plan Benefits.    The Compensation Committee continues to have the discretion to determine the type, terms and conditions and recipients of awards granted under the Plan. Accordingly, it is not possible to determine the amount of the awards that will be received by any employee or non-employee director under the Plan if it is approved.

The approval of the Second Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan requires that a majority of the shares cast on this matter be cast in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the vote.
The Board of Directors recommends a vote FOR approval of the Second Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan.

Equity Compensation Plan Information
The following is information about our equity compensation plans as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	N/A(1)	N/A(1)	1,787,449
Equity compensation plans not approved by security holders	—	—	—
Total	N/A(1)	N/A(1)	1,787,449
______________________

(1)	The Company has grants of restricted stock and restricted stock units covering a total of 456,567 shares of our common stock outstanding as of December 31, 2015 under the 2011 Plan.

STOCKHOLDER PROPOSALS
Any stockholder who, in accordance with SEC rules, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with next year's annual meeting must submit the proposal to the Corporate Secretary, CBOE Holdings, Inc., 400 South LaSalle Street, Chicago, Illinois 60605. Stockholder proposals for inclusion in our proxy statement for the 2017 Annual Meeting must be received on or before December 8, 2016 and must comply in all other respects with applicable SEC rules.
Any stockholder who wishes to propose any business to be considered by the stockholders at the 2016 Annual Meeting of Stockholders other than a proposal for inclusion in the proxy statement pursuant to the SEC's rules, or who wants to nominate a person for election to the Board of Directors at that meeting, must notify the Secretary of CBOE Holdings, Inc. in writing and provide the specified information described in our Bylaws concerning the proposed business or nominee. The notice must be delivered to or mailed to the address set forth in the preceding paragraph and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the 2016 Annual Meeting of Stockholders.
As a result, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC rules relating to stockholder proposals for inclusion in the proxy materials) must be received no later than February 18, 2017, unless our annual meeting date occurs more than 30 days before or after May 19, 2017, in which case the stockholder's notice must be received not later than the tenth day following the day on which public announcement is first made of the date of the annual meeting. The requirements for such notice are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Corporate Secretary at the address set forth above.

April 7, 2016

APPENDIX A

PROPOSED SECOND AMENDED AND RESTATED
CBOE HOLDINGS, INC. LONG-TERM INCENTIVE PLAN
(Amended and Restated Effective February 17, 2016)

CBOE Holdings, Inc. has established this Second Amended and Restated CBOE Holdings, Inc. Long- Term Incentive Plan (second amendment and restatement effective February 17, 2016) to provide an additional inducement for Eligible Individuals to provide services to the Corporation or an Affiliate as an Employee or non-employee Director, to reward such Eligible Individuals by providing an opportunity to acquire incentive awards, and to provide a means through which the Corporation may attract able persons to enter the employment of or engagement with the Corporation or one of its Affiliates. Awards may, in the discretion of the Board or Committee, and subject to such restrictions as the Board or Committee may determine or as provided herein, consist of Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units, Incentive Compensation Awards, or any combination of the foregoing.

ARTICLE 1
DEFINITIONS
Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:
“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation. For purposes of the preceding sentence, the word “control” (by itself and as used in the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Award” means a Non-Qualified Stock Option, Restricted Stock, Restricted Stock Unit, or Incentive Compensation award granted under the Plan.
“Award Agreement” means an agreement entered into between the Corporation and the applicable Participant, setting forth the terms and provisions applicable to the Award then being granted under the Plan, as further described in Section 4.2 of the Plan.
“Award Date” means, with respect to any Award, the date of the grant or award specified by the Committee in a resolution or other writing, duly adopted, and as set forth in the Award Agreement, provided that such Award Date will not be earlier than the date of the Committee action.
“Board” means the Board of Directors of the Corporation.
“Cause” has the meaning set forth in any employment, consulting, or other written agreement between the Participant and the Corporation or an Affiliate. If there is no employment, consulting, or other written agreement between the Corporation or an Affiliate and the Participant or if such agreement does not define “Cause,” then “Cause” will have the meaning specified in the Award Agreement, provided that if the Award Agreement does not so specify, “Cause” will mean, as determined by the Committee in its sole discretion and solely with respect to the Plan and any Award made hereunder, the Participant’s (a) willful and continued failure to perform his or her material duties with the Corporation or an Affiliate, or the commission of any activities constituting a violation or breach under any Federal, state, local or non-U.S. law or regulation applicable to the activities of the Corporation or an Affiliate, (b) fraud, breach of fiduciary duty, dishonesty, misappropriation or other action that causes damage to the property or business of the Corporation or an Affiliate, (c) repeated absences from work such that the Participant is unable to perform his or her employment or other duties in all material respects, other than due to becoming Disabled, (d) admission or conviction of, or plea of nolo contendere to, any felony, or any other crime that, in the reasonable judgment of the Board or Committee, adversely affects the Corporation’s or an Affiliate’s reputation or the Participant’s ability to carry out the obligations of his or her employment or Service, (e) loss of any license or registration that is necessary for the Participant to perform his or her duties for the Corporation or an Affiliate, (f) failure to cooperate with the Corporation or an Affiliate in any internal investigation or administrative, regulatory or judicial proceeding or, (g) act or omission in violation or disregard of the Corporation’s or an Affiliate’s policies, including but not limited to the Corporation’s or an Affiliate’s harassment and discrimination policies and standards of conduct then in effect, in such a manner as to cause loss, damage or injury to the property, reputation or employees of the Corporation or an Affiliate. In addition, the Participant’s Service will be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation or an Affiliate will be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Corporation or an Affiliate.
“Change in Control” means the first to occur of the following:

(a)
The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Corporation where such acquisition causes such Person to own 35% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided that for purposes of this paragraph (a), the following acquisitions will not be deemed to result in a Change in Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Affiliate of the Corporation or (iv) any acquisition by any corporation or entity pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (c) of this definition below; and provided further that if any Person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 50% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Corporation, such subsequent acquisition will be treated as an acquisition that causes such Person to own 35% or more of the Outstanding Voting Securities;

(b)
Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)
The approval by the stockholders of the Corporation and consummation of (i) a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Corporation or (ii) the acquisition of assets or stock of another corporation in exchange for voting securities of the Corporation (each of (i) and (ii), a “Business Combination”); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly (except to the extent that such ownership existed prior to the Business Combination), an amount of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation representing 20% thereof; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.
Notwithstanding the foregoing, (i) unless a majority of the Incumbent Board determines otherwise, no Change in Control will be deemed to have occurred with respect to a particular Participant if the Change in Control results from actions or events in which such Participant is a participant in a capacity other than solely as an Officer, Employee or Director of the Corporation, and (ii) a Public Offering will not constitute a Change in Control.
“Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code will include reference to any successor provision of the Code.

“Committee” means the Compensation Committee of the Board, if any, or such similar or successor committee appointed by the Board to administer the Plan. If the Board has not appointed a Committee, including the Compensation Committee of the Board, to administer the Plan, the Board will function in place of the Committee as administrator of the Plan and references to the “Committee” herein shall mean and refer to the Board.
“Corporation” means CBOE Holdings, Inc. or any successor corporation thereto.
“Director” means any individual who is a member of the Board on or after the Effective Date.
“Disabled” means the Participant:

(a)
becomes unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months; or

(b)
by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receives income replacement benefits for a period of not less than three months under an accident and health plan of the Corporation or an Affiliate, as applicable.

“Dividend Equivalent Right” means a right to receive, with respect to any dividends or other distributions on a share of Stock underlying a Restricted Stock Unit, dividend equivalents on the share of Stock, as though such share of Stock had been issued and outstanding, fully vested, and held by the Participant on the record date of payment of such dividends. Subject to Section 7.4, Dividend Equivalent Rights may be provided in connection with an Award of Restricted Stock Units under the Plan, but not in connection with an Award of Restricted Stock or Options.
“Effective Date” has the meaning set forth in Section 10.3 of the Plan.
“Eligible Individual” means any Employee or non-employee Director.
“Employee” means any person treated as a common law employee in the records of the Corporation or one of its Affiliates. The Corporation shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Corporation’s determination of whether or not the individual is an Employee, all such determinations by the Corporation shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Corporation or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.
“Exchange Act” means the Securities Exchange Act of 1934, as amended. A reference to any provision of the Exchange Act will include reference to any successor provision of the Exchange Act.
“Exercise Price” means the purchase price at which an Option may be exercised, subject to the provisions of Article 5.
“Fair Market Value” means, as of any date:

(a)
if the Stock is readily tradeable on a national or regional securities exchange or market system, or is quoted on the Over the Counter Bulletin Board (OTCBB), the Fair Market Value of a share of Stock will be the sales price at close of the Stock on the Award Date, time of exercise, or other date of calculation (or on the last preceding trading date if Stock was not traded on such date) as quoted on such national or regional securities exchange or market system or the OTCBB (whichever constitutes the primary market for the Stock), as reported by the Consolidated Tape Association, the OTCBB or such other source as the Committee deems reliable; or

(b)
if the Stock is not readily tradeable on a national or regional securities exchange or market system and is not quoted on the OTCBB, the fair market value as determined in good faith by the Board or the Committee, by the reasonable application of a reasonable valuation method in accordance with Section 409A and Treasury Regulation Section 1.409A-1(b)(5)(iv)(B) (or any similar or successor provision), thereunder, as the Board or the Committee will in its discretion select and apply at the time of the Award Date, time of exercise, or other date of calculation.

“Incentive Compensation Award” means a cash-denominated award based on the achievement of Performance Goals, subject to the requirements of Article 11 and awarded in accordance with the terms of the Plan.
“Insider” means an Officer, Director, or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.
“Insider Trading Policy” means the written policy of the Corporation pertaining to the purchase, sale, transfer or other disposition of the Corporation’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Corporation or its securities.
“Non-Qualified Stock Option” means an Option that is not intended to (as set forth in the Award Agreement) or that does not qualify as an “incentive stock option” within the meaning of Code Section 422.
“Officer” means any person designated by the Board as an officer of the Corporation.
“Option” means an option to purchase Stock at an Exercise Price determined on the Award Date, subject to the applicable provisions of Article 5, awarded in accordance with the terms and conditions of the Plan.
“Participant” means an Eligible Individual to whom the Committee has made one or more Awards under the Plan in accordance with Section 4.1 of the Plan.
“Performance Goals” will mean performance goals established by the Committee prior to the grant of an Award and based on the attainment of one or any combination of the following, in each case of the Corporation, an Affiliate, or business unit by or within which the Participant is primarily employed or a combination thereof, and that are intended to qualify under Section 162(m): (a) net earnings; (b) operating earnings or income; (c) earnings growth; (d) net income; (e) net income per share; (f) gross revenue or revenue by pre-defined business segment; (g) revenue backlog; (h) pre- or post-tax profit margins; (i) cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; (j) earnings per share; (k) return on stockholders’ equity; (l) stock price; (m) return on common stockholders’ equity; (n) return on capital; (o) return on assets; (p) economic value added (income in excess of cost of capital); (q) customer satisfaction; (r) cost control or expense reduction; (s) ratio of operating expenses to operating revenues; (t) market share; (u) volume; (v) revenue per contract; and (w) adjusted pretax income, in each case, absolute or relative to peer- group comparative.
The Committee also may benchmark Performance Goals under one or more of the measures described above relative to the performance of other corporations. The Committee will set such Performance Goals within the time prescribed by Section 162(m). The Committee will have the discretion to adjust targets set for pre-established performance objectives as it deems appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances in accordance with Section 162(m). If the Committee determines it is advisable to grant Awards that will not qualify for the performance-based exception of Section 162(m), the Committee may grant Awards that do not so qualify.
“Performance Period” means a period of one or more years, as determined by the Committee.
“Person” means a “person” as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act.
“Plan” means the Second Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan (second amendment and restatement effective February 17, 2016), as set forth herein, as the same may be further amended, administered or interpreted from time to time.
“Public Offering” means any sale of any class of the Corporation’s equity securities pursuant to an effective registration statement under Section 12 of the Exchange Act filed with the SEC on Form S-1 (or any successor form adopted by the SEC), provided that the following will not be considered a public offering: (a) any issuance of common equity securities by the Corporation as consideration for a merger or acquisition, (b) any issuance of common securities to employees, directors or consultants of any of the Corporation or any of its Affiliates as part of an incentive or compensation plan, (c) any issuance of common equity securities as part of a unit with debt or preferred stock or any similar structure in which the common equity securities are being offered primarily as a means of enhancing the Corporation’s ability to sell the debt or preferred stock and (d) the issuance of Stock by the Corporation upon conversion of any preferred stock of the Corporation.
“Restricted Stock” means an award of shares of Stock delivered under the Plan subject to the requirements of Article 6 and such other restrictions as the Committee deems appropriate or desirable. The restrictions on, and risk of forfeiture of, Restricted Stock generally will expire on a specified date, upon the occurrence of an event or achievement of Performance Goals, or on an accelerated basis under certain circumstances specified in the Plan or the Award Agreement.
“Restricted Stock Unit” means a notional account established pursuant to an Award granted to a Participant, as described in

Article 7, that is (a) valued solely by reference to shares of Stock, (b) subject to restrictions specified in the Award Agreement, and (c) payable in Stock or cash, in the Committee’s sole discretion. The restrictions on, and risk of forfeiture of, Restricted Stock Units generally will expire on a specified date, upon the occurrence of an event or achievement of Performance Goals, or on an accelerated basis under certain circumstances specified in the Plan or the Award Agreement.
“Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended, and any guidance issued thereunder by the SEC.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002. A reference to any provision of the Sarbanes-Oxley Act will include reference to any successor provision of the Sarbanes-Oxley Act.
“SEC” means the U.S. Securities and Exchange Commission.
“Section 162(m)” means Code Section 162(m), as amended, and any proposed and final regulations and other guidance issued thereunder by the U.S. Department of Treasury and/or the Internal Revenue Service.
“Section 409A” means Code Section 409A, as amended, and any proposed and final regulations and other guidance issued thereunder by the U.S. Department of Treasury and/or the Internal Revenue Service.
“Securities Act” means the Securities Act of 1933, as amended. A reference to any provision of the Securities Act will include reference to any successor provision of the Securities Act.
“Service” means the provision of personal services to the Corporation or its Affiliates in the capacity of (a) an Employee, (b) a Director, or (c) a consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Corporation or its Affiliates, a transfer of the Participant among the Corporation and its Affiliates, or a change in the Corporation or Affiliate for which the Participant renders such Service, provided in each case that there is no interruption or termination of the Participant’s Service. Additionally, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Corporation, provided that if any such leave taken by a Participant exceeds 90 days, then on the 91st day immediately following such 90-day period, the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Corporation, a leave of absence authorized by the Corporation shall be treated as Service for purposes of determining vesting under the Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the time that the entity for which the Participant performs Service ceases to be an Affiliate of the Corporation. Subject to the foregoing, the Corporation, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.
“Stock” means the “Common Stock” of the Corporation (as defined in Article Fourth (a)(i) of the Second Amended and Restated Certificate of Incorporation of the Corporation).
ARTICLE 2
PLAN ADMINISTRATION
Section 2.1 Administration. The Committee will administer the Plan. The Committee will interpret the Plan and any Award Agreement or other form of agreement or other document used by the Corporation in the administration of the Plan or of any Award, and prescribe such rules, regulations, and procedures in connection with the operation of the Plan, as it deems to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan. Without limiting the foregoing, the Committee will have the authority and complete discretion to:

(a)	Prescribe, amend, and rescind rules and regulations relating to the Plan and any Awards;

(b)	Select Eligible Individuals (including members of the Committee) to receive Awards, as provided in Section 4.1 of the Plan;

(c)	Determine the form and terms of Awards;

(d)	Determine the number of shares of Stock or other consideration subject to Awards, as provided in Articles 5 through 9 of the Plan;

(e)
Determine whether Awards will be granted singly, in combination or in tandem with, in replacement of, or as alternatives to, other Awards under the Plan or grants or awards under any other incentive or compensation plan of the Corporation;

(f)	Construe and interpret the Plan, any Award Agreement in connection with an Award and any other agreement or document executed pursuant to the Plan;

(g)	Correct any defect or omission, or reconcile any inconsistency in the Plan, any Award or any Award Agreement;

(h)	Accelerate or, with the consent of the Participant, defer the vesting of any Award or the exercise date of any Award, subject to the limitations of Section 409A;

(i)
Authorize any person to execute on behalf of the Corporation any instrument required to effectuate the grant of an Award and delegate to Officers of the Corporation the authority to perform administrative functions under the Plan subject to any legal requirements that the Committee as a whole take action with respect to such function, other than any such delegation that would cause Awards or other transactions under the Plan to cease to (i) be exempt from Section 16(b) of the Exchange Act, (ii) satisfy the independent director requirements of the applicable national or regional securities exchange or market system, or (iii) qualify as “performance-based compensation” under Section 162(m);

(j)
To the extent permissible under Section 141(c) and Section 157(c) of the Delaware General Corporation Law and other applicable laws, regulations and stock exchange rules, the Board and the Committee may each, in their discretion, delegate to another committee or one or more officers of the Corporation, any or all of the authority and responsibility of the Committee with respect to awards to Employees who are not subject to Section 16 of the Exchange Act at the time any such delegated authority or responsibility is exercised. To the extent that the Board or the Committee has delegated to such other committee or to one or more officers of the Corporation, the authority and responsibility of the Committee pursuant to the foregoing, all references to the Committee in the Plan shall be deemed to refer to such other committee or to such officer or officers;

(k)
Amend, modify, extend, cancel or renew any Award, and authorize the exchange, substitution, or replacement of Awards, provided that (i) no such amendment, modification, extension, cancellation, renewal, exchange, substitution, or replacement will be to the detriment of a Participant with respect to any Award previously granted without the affected Participant’s written consent, (ii) any such amendment, modification, extension, cancellation, renewal, exchange, substitution or replacement must satisfy the requirements for exemption under Section 409A, and (iii) in no event will the Committee be permitted to reduce the Exercise Price of any outstanding Option, cancel an Option in exchange for cash or other Awards, exchange or replace an outstanding Option with a new Option with a lower Exercise Price, or take any other action that would be a “repricing” of Options, without stockholder approval, except pursuant to Section 5.2;

(l)
Determine whether a Participant has engaged in the operation or management of a business that is in competition with the Corporation or any of its Affiliates, or whether a Participant has violated the restrictive covenants referred to in Section 10.12; and

(m)	Make all other determinations deemed necessary or advisable for the administration of the Plan.
The Committee will keep records of action taken at its meetings. A majority of the Committee will constitute a quorum at any meeting, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, will be the acts of the Committee.
Section 2.2 Administration with Respect to Insiders. With respect to Eligible Individuals who are Insiders, at any time that any class of equity security of the Corporation is registered under Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.
Section 2.3 Indemnification. Each person who is or has been a member of the Committee or the Board, and any individual or individuals to whom the Committee has delegated authority under this Article 2, will be indemnified and held harmless in accordance with the Corporation’s Second Amended and Restated Certificate of Incorporation.

ARTICLE 3
AUTHORIZED SHARES
Section 3.1 Shares Available Under the Plan. Subject to adjustment as set forth in Section 3.2, the maximum number of shares of Stock that may be issued or delivered and as to which Awards may be granted under the Plan will be equal to the sum of: (a) 4,248,497 shares of Stock, which were authorized at the time that the Plan was first adopted by the Board effective January 13, 2010; (b) 3,000,000 shares of Stock; (c) any shares of Stock subject to an Award under the Plan that expires without being exercised, or is forfeited, canceled, settled or otherwise terminated without a distribution of Stock to the Participant; (d) shares of Stock not delivered to the Participant because the Award is exercised through a reduction of shares subject to the Award (i.e., “net exercised”); and (e) shares of Stock delivered (either actually or by attestation) to or withheld by the Corporation in connection with the exercise of an Option awarded under the Plan, or in payment of any required income tax withholding for the exercise of an Option or the vesting of Restricted Stock awarded under the Plan. The shares that may be issued or delivered under the Plan may be either authorized but unissued shares, repurchased shares, or partly each.
If any Award granted under the Plan is canceled by mutual consent or terminates or expires for any reason without having been exercised in full, or, if and to the extent that an Award of Restricted Stock Units is paid in cash rather than the issuance of shares of Stock, the number of shares subject to such Award (or in the case of Restricted Stock Units, the number of shares of Stock for which payment was made in cash) will again be available for purposes of the Plan.
If, in connection with an acquisition of another company or all or part of the assets of another company by the Corporation or an Affiliate, or in connection with a merger or other combination of another company with the Corporation or an Affiliate, the Corporation either (i) assumes stock options or other stock incentive obligations of such other company, or (ii) grants stock options or other stock incentives in substitution for stock options or other stock incentive obligations of such other company, then none of the shares of Stock that are issuable or transferable pursuant to such stock options or other stock incentives that are assumed or granted in substitution by the Corporation will be charged against the limitations set forth in this Section 3.1.
Section 3.2 Adjustment and Substitution of Shares. If a dividend or other distribution will be declared upon the Stock, payable in shares of Stock, the number of shares of Stock then subject to any outstanding Award or by reference to which the amount of any other Award is determined and the number of shares that may be issued or delivered under the Plan will be adjusted by adding thereto the number of shares that would have been distributable thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such dividend or distribution.
If the outstanding shares of Stock will be changed into or exchangeable for a different number or kind of shares of Stock or other securities of the Corporation or another corporation, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then the Committee will substitute for each share of Stock subject to any then-outstanding Award and for each share of Stock, which may be issued or delivered under the Plan but is not then subject to an outstanding Award, the number and kind of shares of Stock or other securities into which each outstanding share of Stock is so changed or for which each such share is exchangeable, provided that in the event of a merger, acquisition or other business combination of the Corporation with or into another entity, any adjustment provided for in the applicable agreement and plan of merger (or similar document) will be conclusively deemed to be appropriate for purposes of this Section 3.2.
In the case of any adjustment or substitution as provided for in this Section 3.2, the aggregate Exercise Price for all shares subject to each then-outstanding Option prior to such adjustment or substitution will be the aggregate Exercise Price for all shares of Stock or other securities (including any fraction) to which such shares will have been adjusted or which will have been substituted for such shares. Any new Exercise Price per share will be carried to at least three decimal places with the last decimal place rounded upwards.
No adjustment or substitution provided for in this Section 3.2 will require the Corporation to issue or sell a fraction of a share or other security. Accordingly, all fractional shares or other securities that result from any such adjustment or substitution will be eliminated and not carried forward to any subsequent adjustment or substitution.
If any adjustment or substitution would cause a modification, extension or renewal of an Option within the meaning of Section 409A, the Committee may elect that such adjustment or substitution not be made but rather will use reasonable efforts to effect such other adjustment of each then-outstanding Option as the Committee in its sole discretion will deem equitable and that will not result in any such modification, extension or renewal under Section 409A.

ARTICLE 4
ELIGIBILITY AND AWARDS
Section 4.1 Eligibility. Subject to the provisions of the Plan, the Committee will have full and final authority, in its discretion, to grant Awards as described herein and to determine the Eligible Individuals to whom Awards will be granted.
Section 4.2 Award Agreement. Each Award granted under the Plan will be evidenced by a written or electronic Award Agreement, in a form approved by the Committee. Such Award Agreement will be subject to and incorporate the express terms and conditions, if any, required under the Plan or as required by the Committee for the form of Award granted and such other terms and conditions as the Committee may specify, and will be executed by the Chief Executive Officer, the President (if other than the Chief Executive Officer), or any person designated as an executive Officer by the Board for Section 16 purposes, on behalf of the Corporation, and by the Participant to whom such Award is granted. The Board may at any time and from time to time amend an outstanding Award Agreement in a manner consistent with the Plan.
Section 4.3 Corporation’s Obligation to Deliver Stock. The obligation of the Corporation to issue or deliver shares of Stock under the Plan will be subject to (a) the effectiveness of a registration statement under the Securities Act, with respect to such shares, if deemed necessary or appropriate by counsel for the Corporation; (b) the condition that the shares will have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which such shares may then be listed; and (c) all other applicable laws, regulations, rules and orders that may then be in effect.
ARTICLE 5
STOCK OPTIONS
Section 5.1 Grant of Stock Options. The Committee will have authority, in its discretion, to grant Non-Qualified Stock Options. Options granted under the Plan will be subject to the following terms and conditions of this Article 5.
Section 5.2 Exercise Price. Subject to adjustment as set forth in Section 3.2, the Exercise Price will be such price as the Committee, in its discretion, will determine and set forth in the Award Agreement, except that, the Exercise Price will not be less than one hundred percent (100%) of the Fair Market Value per share of Stock covered by the Option as determined on the Award Date.
Section 5.3 Payment of Exercise Price. The Exercise Price will be payable in full in any one or more of the following ways:

(a)	in cash, check, bank draft, money order or wire transfer payable to the Corporation;

(b)
by delivery to the Corporation (either by actual delivery or by attestation) of shares of Stock (which are owned by the Participant free and clear of all liens and other encumbrances and which are not subject to the restrictions set forth in Article 6) having an aggregate Fair Market Value on the date of exercise of the Option equal to the Exercise Price for the shares being purchased;

(c)
by requesting that the Corporation withhold such number of shares of Stock then issuable upon exercise of the Option as will have an aggregate Fair Market Value equal to the Exercise Price for the shares being acquired upon exercise of the Option (and any applicable withholding taxes);

(d)
by a “net exercise” arrangement under which the Corporation will reduce the number of shares of Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price; provided that the Corporation shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate Exercise Price not satisfied by such reduction in the number of whole shares to be issued; and provided further that shares of Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (i) shares are used to pay the Exercise Price pursuant to the “net exercise,” (ii) shares are delivered to the Participant as a result of such exercise, and (iii) shares are withheld to satisfy tax withholding obligations;

(e)	provided that a public market for the Corporation’s Stock exists, and to the extent permitted by the Sarbanes-Oxley Act:

(i)
through a “same day sale” commitment from the Participant and a broker- dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay the Exercise Price (or a larger number of the shares so purchased), and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Corporation (and any excess to the Participant);

(ii)
through a “margin” commitment from the Participant and a FINRA Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the shares so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the Exercise Price, and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Corporation; or

(f)	by any combination of the foregoing.
If the Exercise Price is paid in whole or in part in shares of Stock, any portion of the Exercise Price representing a fraction of a share will be paid in cash. The date of exercise of an Option will be determined under procedures established by the Committee, and the Exercise Price will be payable at such time or times as the Committee, in its discretion, will determine. No shares will be issued or delivered upon exercise of an Option until full payment of the Exercise Price has been made. When full payment of the Exercise Price has been made, the Participant will be considered for all purposes to be the owner of the shares with respect to which payment has been made.
Section 5.4 Exercisability, Expiration, and Term of Options. Subject to this Section 5.4 and Section 2.1, Options may be exercised at such times, in such amounts and subject to such restrictions as will be determined by the Committee, in its discretion. An Option may be exercised (a) at such time as the Option vests, or (b) if and to the extent set forth in the applicable Award Agreement, prior to the date on which the Option vests, provided that such Stock obtained will be subject to the same requirements that are applicable to grants of Restricted Stock set forth in Article 6 and in the applicable Award Agreement. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option. Restrictions and conditions on the exercise of an Option need not be the same for each Award or for each Participant.
Each Option will terminate not later than the expiration date specified in the Award Agreement pertaining to such Option, provided that the expiration date with respect to an Option shall not be later than the 10th anniversary of its Award Date.
Except as otherwise provided in the Award Agreement, the vesting conditions on an Option will lapse upon the date that a Participant dies or becomes Disabled. Except as otherwise provided in the Award Agreement, a Participant (or his or her beneficiary, as applicable) must exercise any outstanding Option, if any, within one year following the Participant’s death or Disability (or by the 10th anniversary of the Option’s Award Date, if earlier). If the Participant does not exercise any outstanding Option within one year from the Participant’s death or Disability (or by the 10th anniversary of the Option’s Award Date, if earlier), the outstanding Option will be cancelled and forfeited.
Subject to the preceding paragraph, unless otherwise determined by the Committee and set forth in an Award Agreement or an amendment thereto, following a Participant’s termination of Service for any reason other than Cause, such Participant must exercise any outstanding Option, if at all, within 90 days from the date of termination of Service (or by the 10th anniversary of the Option’s Award Date, if earlier). If the Participant does not exercise any outstanding Option within 90 days from the date of termination of Service (or by the 10th anniversary of the Option’s Award Date, if earlier), the outstanding Option will be cancelled and forfeited. All Options, including vested Options, will be cancelled and forfeited immediately upon a Participant’s termination of Service for Cause.
Notwithstanding any contrary provision of this Section 5.4, if, on the date an outstanding Option would expire, the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be extended to a date that is 30 calendar days after the date the exercise of the Option would no longer violate applicable securities laws.
ARTICLE 6
RESTRICTED STOCK
Section 6.1 Award. Subject to the terms and provisions of the Plan, the Committee may award, at any time, shares of Restricted Stock to any Eligible Individual in the number and form, and subject to such restrictions on transferability and other restrictions as the Committee may determine in its discretion and set forth in the Award Agreement, including without limitation the achievement of Performance Goals. Restricted Stock also may be received by a Participant as the result of an exercise of an Option, when such award has not vested.
Section 6.2 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award shall be made subject to vesting conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Goals as the Committee shall establish and set forth in the Award Agreement. During any period in which shares acquired under a Restricted Stock Award remain subject to vesting conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of. Except as otherwise provided in the Award Agreement, the vesting conditions on any shares of Restricted Stock will expire and the restrictions on shares of Restricted Stock will lapse upon the date that a Participant dies or becomes

Disabled. Upon request by the Corporation, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Corporation any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
Section 6.3 Termination of Service. Except as otherwise provided in Section 6.2 above, if a Participant’s termination of Service occurs for any reason before the expiration of the vesting conditions, all shares of Restricted Stock that remain subject to vesting conditions will be forfeited by the Participant as of the Participant’s termination of Service, unless the Committee otherwise determines. In the case of Restricted Stock purchased through the exercise of an Option, the Corporation will refund the Exercise Price paid on the exercise of the Option. Such forfeited shares of Restricted Stock will again become available for award under the Plan.
Section 6.4 Voting Rights; Dividends and Distributions. Except as provided in this Section 6.4 or the Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to vesting conditions, the Participant shall have all of the rights of a stockholder of the Corporation holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. Unless otherwise provided for in an Award Agreement, for a Restricted Stock Award based upon the satisfaction of Performance Goals, the Participant shall be entitled to receive dividends or other distributions during the period beginning on the date a Restricted Stock Award is granted and ending, with respect to each share of Stock underlying the Award, on the earlier of the date the Performance Period is completed or the date on which the Award is terminated.  Dividends or other distributions paid on a Restricted Stock Award based upon the satisfaction of Performance Goals will be based on the number of shares earned by the Participant. However, in the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Corporation as described in Section 3.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same vesting conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.
ARTICLE 7
RESTRICTED STOCK UNIT AWARDS
Section 7.1 Award. Subject to the terms and provisions of the Plan, the Committee may award, at any time, Restricted Stock Units to any Eligible Individual in the number and form, and subject to such restrictions on transferability and other restrictions as the Committee may determine in its discretion and set forth in the Award Agreement, including without limitation the achievement of Performance Goals.
Section 7.2 Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to or for the benefit of the Corporation or an Affiliate.
Section 7.3 Vesting. Restricted Stock Unit Awards shall be made subject to vesting conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Goals as the Committee shall establish and set forth in the Award Agreement. Except as otherwise provided in the Award Agreement, the vesting conditions on any Restricted Stock Unit Award will expire and the Restricted Stock Unit will become fully vested upon the date that a Participant dies or becomes Disabled.
Section 7.4 Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation).
The Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalent Rights during the period beginning on the date a Restricted Stock Unit Award is granted and ending, with respect to each share of Stock underlying the Award, on the earlier of the date the Award vests or the date on which it is terminated. For a Restricted Stock Unit Award based upon the satisfaction of Performance Goals, the Dividend Equivalent Rights paid will be based on the number of shares earned by the Participant. However, in the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Corporation as described in Section 3.2, any and all new, substituted or additional securities or other property (other than normal cash dividend equivalents) to which the Participant may be entitled by reason of the Participant’s Restricted Stock Unit Award shall be immediately subject to the terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Unit Award with respect to which such Dividend Equivalent Rights were paid or adjustments were made.

Section 7.5 Effect of Termination of Service. Except as otherwise provided in Section 7.3 above or by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary, then the Participant shall forfeit any Restricted Stock Units that remain subject to vesting conditions as of the date of the Participant’s termination of Service.
Section 7.6 Settlement of Restricted Stock Unit Awards. The Corporation shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 3.2) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A and in accordance with such procedures as the Committee may specify from time to time, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section 7.6. Notwithstanding the foregoing, the Committee, in its discretion, may provide in any Award Agreement for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the vesting date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section 7.6. Notwithstanding the foregoing, any Stock issued or cash paid to the Participant in settlement of the Restricted Stock Units will be issued or paid, as applicable, as soon as administratively practicable following the applicable vesting date but in no event later than March 15th of the year following such vesting date (unless such Restricted Stock Unit has been deferred as permitted by the Committee under this Section 7.6).
ARTICLE 8
CHANGE IN CONTROL
Section 8.1 Accelerated Vesting. Unless otherwise provided for in an Award Agreement, Awards will be “double-trigger” unless a successor entity cannot or will not provide a Replacement Award (as defined below), in which case the Award will revert to “single-trigger” as follows:
Upon a Change in Control, all then-outstanding Awards shall vest in accordance with paragraphs (a), (b), and (c) below, except (i) as otherwise provided in an Award Agreement or (ii) to the extent that another Award meeting the requirements of Section 8.2(a) (a “Replacement Award”) is provided to the Participant pursuant to Section 3.2 and consistent with Section 409A, to the extent applicable, to replace such Award (the “Replaced Award”).

(a)
Outstanding Options. Upon a Change in Control in which the Corporation is the surviving corporation, a Participant’s then-outstanding Options that are not vested shall immediately become fully vested (and, to the extent applicable, all performance conditions shall be deemed satisfied as if target performance were achieved) and exercisable over the exercise period set forth in the applicable Award Agreement. Upon a Change in Control in which the Corporation is not the surviving corporation, a Participant’s then-outstanding Options shall become fully vested and exercisable for such period of time prior to the Change in Control as is deemed fair and equitable by the Committee and shall terminate at the effective time of the Change in Control. The Committee shall provide written notice of the period of accelerated exercisability of Options to all affected Participants. The exercise of any Option whose exercisability is accelerated as provided in this paragraph (a) shall be conditioned upon the consummation of the Change in Control and shall be effective only immediately before such consummation. Alternatively, the Committee may elect to cancel such Options and pay the Participant an amount of cash (less normal withholding taxes) equal to the excess of (i) the value, as determined by the Committee, of the consideration (including cash) received by the holder of a share of Stock as a result of the Change in Control (or if the Corporation's stockholders do not receive any consideration as a result of the Change in Control, the Fair Market Value of a share of Stock on the day immediately prior to the Change in Control) over (ii) the per-share Exercise Price of such Option, multiplied by the number of shares of Stock subject to such Award. No payment shall be made to a Participant for any Option if the Exercise Price for such Option exceeds the value, as determined by the Committee, of the consideration (including cash) received by the holder of a share of Stock as a result of the Change in Control.

(b)
Outstanding Awards, other than Options, Subject Solely to a Service Vesting Condition. Upon a Change in Control, a Participant’s then-outstanding Awards, other than Options, that are not vested and as to which vesting depends solely on the satisfaction of a service obligation by the Participant to the Corporation or any Affiliate shall become fully vested and shall be settled in cash, Stock or a combination thereof, as determined by the Committee, within 30 days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Section 409A).

(c)
Outstanding Awards, other than Options, Subject to a Performance Vesting Condition. Upon a Change in Control, a Participant’s then-outstanding Awards, other than Options, that are not vested and as to which vesting depends upon the satisfaction of one or more performance conditions shall immediately vest and all performance conditions shall be deemed satisfied at the greater of target performance or the level of performance actually achieved as of the date of the Change in Control (with similar performance assumed to be achieved through the remainder of the performance period) and shall be settled in cash, Stock or a combination thereof, as determined by the Committee, within 30 days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Section 409A).

Section 8.2 Replacement Awards.

(a)
An Award shall meet the conditions of this Section 8.2 (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award (provided, however, that the Replacement Award may be of a different type as the Replaced Award if such Replacement Award has been approved by the Committee, as constituted immediately prior to the Change in Control); (ii) it has an intrinsic value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities of the Corporation or its successor following the Change in Control or another entity that is affiliated with the Corporation or its successor following the Change in Control; (iv) its terms and conditions comply with Section 8.2(b); and (v) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation or assumption of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 8.2(a) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion. Without limiting the generality of the foregoing, the Committee may determine the value of Replaced Awards and Replacement Awards that are Options by reference to either their intrinsic value or their fair value.

(b)
Upon a termination of Service of a Participant after a Change in Control, other than for Cause, all Replacement Awards held by the Participant shall become fully vested and free of restrictions and in the case of Replacement Awards in the form of (i) Options shall be fully exercisable and shall remain exercisable in accordance with their terms, (ii) Awards with one or more performance-based vesting conditions for performance measurement periods not yet ended at the date of termination shall be deemed to be satisfied at the greater of target performance or the level of performance actually achieved as of the date of termination of Service (with similar performance assumed to be achieved through the remainder of the performance period) and shall be paid upon or within 60 days of such termination of Service, (iii) Awards (other than Options) with only service-based vesting conditions shall be paid upon or within 60 days of such termination of Service. Notwithstanding the foregoing, with respect to any Award that is considered deferred compensation subject to Section 409A, payment shall be made pursuant to the Award’s original schedule in order to comply with Section 409A.

Section 8.3 Excess Parachute Payment. In the event that any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Code Section 4999 due to the characterization of such acceleration of vesting, payment or benefit as an excess parachute payment under Code Section 280G, the Participant may elect, in his or her sole discretion, to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization. To aid the Participant in making any election made under this Section 8.3, no later than the date of the occurrence of any event that might reasonably be anticipated to result in an excess parachute payment to the Participant, the Corporation shall request a determination in writing by independent experts selected by the Corporation. As soon as practicable thereafter, the independent experts shall determine and report to the Corporation and the Participant the amount of such acceleration of vesting, payments and benefits that would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the independent experts may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Corporation and the Participant shall furnish to the independent experts such information and documents as the experts may reasonably request in order to make their required determination. The Corporation shall bear all fees and expenses the independent experts may reasonably charge in connection with their services contemplated by this Section 8.3, and any excise tax, income tax, interest, or penalties imposed on the Participant as a result of a successful Internal Revenue Service claim that, contrary to the determination and report of the independent experts, the Participant must pay an excise tax under Code Section 4999 due to the characterization of such acceleration of vesting, payment or benefit as an excess parachute payment under Code Section 280G.
ARTICLE 9
CERTIFICATES FOR AWARDS OF STOCK
Section 9.1 Stock Certificates. Except as otherwise provided in this Section 9.1, each Participant entitled to receive shares of Stock under the Plan will be issued a certificate for such shares. Such certificate will be registered in the name of the Participant and will bear an appropriate legend reciting the terms, conditions and restrictions, if any, applicable to the Stock and will be subject to appropriate stop-transfer orders. To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange or market system. If the issuance of shares under the Plan is effected on a non-certificated basis, the issuance of shares to a Participant will be reflected by crediting (by means of a book entry) the applicable number of shares of Stock to an account maintained by the Corporation in the name of such Participant, which account may be an account maintained by the Corporation for such Participant under any dividend reinvestment program offered by the Corporation. The Committee may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for Restricted Stock delivered under the Plan be held in custody by a bank or other institution, or that the Corporation may itself hold such shares in custody until the vesting conditions expire or until restrictions thereon otherwise lapse, and may require, as a condition of any receipt of Restricted Stock, that the recipient will have delivered a stock power endorsed in blank relating to the Restricted Stock. Certificates for shares of unrestricted Stock may be delivered to the Participant after, and only after, the vesting conditions will have expired without forfeiture in respect of such shares of Restricted Stock.
Section 9.2 Compliance With Laws and Regulations. The grant of Awards and the issuance of shares of Stock pursuant to an Award shall be subject to compliance with all applicable requirements of Federal, state, local and non-U.S. law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares of Stock issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Corporation, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Corporation to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Corporation’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Corporation of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Corporation may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Corporation.
Section 9.3 Restrictions. All certificates for shares of Stock delivered under the Plan (and all non-certificated shares credited to a Participant’s account as provided in Section 9.1) also will be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange or quotation system upon which the Stock is then listed and any applicable Federal, state or non-U.S. securities laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The foregoing provisions of this Section 9.3 will not be effective if and to the extent that the shares of Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act, or if and so long as the Committee determines that application of such provisions is no longer required or desirable. In making such determination, the Committee may rely upon an opinion of counsel for the Corporation.
Section 9.4 Rights of Stockholders. Except as otherwise provided herein, no Participant awarded an Option or Restricted Stock Unit will have any right as a stockholder with respect to any shares subject to such Award prior to the date of issuance to him or her of a certificate or certificates for such shares, or if applicable, the crediting of non-certificated shares to an account maintained by the Corporation in the name of such Participant. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Sections 3.2, 6.4, 7.4, or another provision of the Plan.
ARTICLE 10
MISCELLANEOUS
Section 10.1 Effect of the Plan on the Rights of Employees and Employer. Neither the adoption of the Plan nor any action of the Board or the Committee pursuant to the Plan will be deemed to give any Eligible Individual any right to be granted an Award and nothing in the Plan, in any Award granted under the Plan or in any Award Agreement will confer any right to any Participant to continue in the employment of the Corporation or any Affiliate or to continue to be retained to provide Services to the Corporation or any Affiliate as a Director, or consultant or interfere in any way with the rights of the Corporation or any Affiliate to terminate a Participant’s Service at any time.
Section 10.2 Amendment. The Board specifically reserves the right to alter and amend the Plan at any time and from time to time and the right to revoke or terminate the Plan or to suspend the granting of Awards pursuant to the Plan; provided that no such alteration, amendment, revocation, termination, or suspension will terminate any outstanding Award theretofore granted under the Plan, unless there is a liquidation or a dissolution of the Corporation; and provided further that no such alteration or amendment of the Plan will, without prior stockholder approval (a) increase the total number of shares of Stock that may be issued or delivered under the Plan; (b) make any changes in the class of Eligible Individuals; (c) extend the period set forth in the Plan during which Awards may be granted; or (d) make any changes that require stockholder approval under the rules and regulations of any securities exchange or market on which the Stock is traded. No alteration, amendment, revocation or termination of the Plan or suspension of any Award will materially adversely affect, without the written consent of the holder of an Award theretofore granted under the Plan, the rights of such holder with respect to such Award. The Committee may not amend any Award to extend the exercise period beyond a date that is later than the earlier of the latest date upon which the Award could have expired by its original terms under any circumstances or the 10th anniversary of the original date of grant of the Award, or otherwise cause the Award to become subject to Section 409A.
Section 10.3 Effective Date and Duration of Plan. The Plan was first adopted by the Board effective January 13, 2010. The Plan was amended and restated effective February 8, 2011. The Plan was further amended and restated by the second amendment and restatement effective February 17, 2016 (the “Effective Date”) provided that the Corporation’s stockholders approve such amendment of the Plan within one year of that date. The Plan will remain in effect until the earliest of the date (a) all shares authorized to be issued or transferred hereunder have been issued or transferred (b) the Plan is terminated by the Board, or (c) the 10th anniversary of the Effective Date, and will continue in effect thereafter with respect to any Awards outstanding at the time of such termination.
Section 10.4 Unfunded Status of Plan. The Plan will be unfunded. The Corporation will not be required to establish any special or separate fund nor to make any other segregation of assets to assume the payment of any benefits under the Plan. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award will give any such Participant any rights that are greater than those of a general unsecured creditor of the Corporation, provided that the Committee may authorize the creation of trusts or make other arrangements to meet the Corporation’s obligations under the Plan to deliver cash, shares or other property pursuant to any Award, which trusts or other arrangements will be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.
Section 10.5 Tax Withholding. Whenever the Corporation proposes or is required to distribute Stock under the Plan, the Corporation may require the recipient to remit to the Corporation an amount sufficient to satisfy any Federal, state, local and non-U.S. tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Corporation may withhold from the shares to be delivered the number of shares sufficient to satisfy all or a portion of the minimum tax withholding obligation (or, in the discretion of the Corporation, to satisfy up to the maximum tax withholding obligation as may be permitted under applicable accounting standards that would not result in an Award otherwise classified as an equity award under FASB Accounting Standards Codification Topic 718 to be classified as a liability award under FASB Accounting Standards Codification Topic 718 as a result of the withholding of Stock with a Fair Market Value in excess of the minimum statutory tax withholding obligation). Whenever payments under the Plan are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state, local and non-U.S. tax withholding requirements.

Any Award may provide that the Participant may elect, in accordance with any conditions set forth in such Award, to pay any withholding taxes in shares of Stock, provided that the Participant, by accepting the Award will be deemed to instruct and authorize the Corporation or its delegatee for such purpose to sell on his or her behalf a whole number of shares of Stock from those shares of Stock issuable to the Participant in payment of vested shares of Restricted Stock or Restricted Stock Units as the Corporation or its delegatee determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum tax withholding obligation (or, in the discretion of the Corporation, to satisfy up to the maximum tax withholding obligation). This direction and authorization is intended to comply with the requirements of Rule 10b5- 1(c)(1)(i)(B) of the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c) of the Exchange Act. Such shares will be sold on the day the Restricted Stock or Restricted Stock Units become vested, which is the date the tax withholding obligation arises, or as soon thereafter as practicable. Unless otherwise provided by the Committee, the Participant will be responsible for all brokerage fees and other costs of sale, and the Participant will agree to indemnify and hold the Corporation harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Participant’s tax withholding obligation (e.g., because of the need to sell whole shares), the Corporation or its delegatee may pay such excess in cash to the Participant through payroll. The Corporation is under no obligation to arrange for such sale at any particular price. The Participant agrees to pay to the Corporation as soon as practicable, including through additional payroll withholding, any amount of the tax withholding obligation that is not satisfied by the sale of shares described above.
Section 10.6 Benefits. Amounts received under the Plan are not to be taken into account for purposes of computing benefits under other plans.
Section 10.7 Successors and Assigns. The terms of the Plan will be binding upon the Corporation and its successors and assigns.
Section 10.8 Headings. Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
Section 10.9 Applicable Laws, Rules and Regulations. The Plan and the grant of Awards will be subject to all applicable Federal, state, local and non-U.S. laws, rules and regulations and to such approval by any government or regulatory agency as may be required.
Section 10.10 Governing Law. To the extent not preempted by Federal law, the Plan, any Award Agreement, and documents evidencing Awards or rights relating to Awards will be construed, administered and governed in all respects under and by the laws of the State of Delaware, without giving effect to its conflict of laws principles. If any provision of the Plan will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).
Section 10.11 Beneficiary Designation. Each Participant may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die or become Disabled before receiving any or all of his or her Plan benefits. Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Committee, and must be made during the Participant’s lifetime. If the Participant’s designated beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant’s death will be paid to the Participant’s estate or other entity described in the Award Agreement.
Section 10.12 Forfeiture Events.

(a)
The Committee may specify in the Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service.

(b)
The Award Agreement may provide that, notwithstanding any other provision of the Plan to the contrary, if the Participant breaches the non-compete, non- solicitation, non-disclosure or other restrictive covenants of the Award Agreement, whether during or after termination of Service, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant will forfeit:

(i)	any and all Awards granted to him or her under the Plan, including Awards that have become vested and exercisable; and/or

(ii)
the profit the Participant has realized on the exercise of any Options, which is the difference between the Exercise Price and the Fair Market Value of the Option that the Participant exercises after terminating Service and within the six-month period immediately preceding the Participant’s termination of Service (the Participant may be required to repay such difference to the Corporation).

Section 10.13 Notice. Any notice or other communication required or permitted under the Plan must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given (a) when delivered personally or, (b) if mailed, three days after the date of deposit in the U.S. mail or, (c) if sent by overnight courier, on the regular business day following the date sent. Notice to the Corporation should be sent to CBOE Holdings, Inc., 400 South LaSalle Street, Chicago, Illinois 60605, Attention: General Counsel. Notice to the Participant should be sent to the address set forth on the Corporation’s records. Either party may change the address to which the other party must give notice under this Section 10.13 by giving the other party written notice of such change, in accordance with the procedures described above.
Section 10.14 Awards Not Transferable. Except as otherwise provided in the Award Agreement, no Option, Restricted Stock Award, or Restricted Stock Unit (or the right to receive shares of Stock under such Award) may be sold, transferred, exchanged, pledged, assigned, garnished, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. The Committee may require, in its discretion, a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant. The Award Agreement for a grant of Non-Qualified Stock Options may permit or may be amended to permit the Participant who received the Option, at any time prior to the Participant’s death, to assign all or any portion of the Option granted to him or her to (a) the Participant’s spouse or lineal descendants; (b) the trustee of a trust for the primary benefit of the Participant, the Participant’s spouse or lineal descendants, or any combination thereof; (c) a partnership of which the Participant, the Participant’s spouse and/or lineal descendants are the only partners; (d) custodianships for lineal descendants under the Uniform Transfers to Minors Act or any other similar statute; or (e) upon the termination of a trust by the custodian or trustee thereof or the dissolution or other termination of the family partnership or the termination of a custodianship under the Uniform Transfers to Minors Act or other similar statute, to the person or persons who, in accordance with the terms of such trust, partnership or custodianship are entitled to receive Options held in trust, partnership or custody. In such event, the spouse, lineal descendant, trustee, partnership or custodianship will be entitled to all of the Participant’s rights with respect to the assigned portion of such Option, and such portion of the Option will continue to be subject to all of the terms, conditions and restrictions applicable to the Option, as set forth herein and in the related Award Agreement. Any such assignment will be permitted only if (i) the Participant does not receive any value or consideration thereof and (ii) the assignment is expressly permitted by the applicable Award Agreement. The Committee’s approval of the Award Agreement with assignment rights will not require the Committee to include such assignment rights in the Award Agreement with any other Participant. Any such assignment will be evidenced by an appropriate written document executed by the Participant, and the Participant will deliver a copy thereof to the Committee on or prior to the effective date of the assignment. An assignee or transferee of an Option must sign an agreement with the Corporation to be bound by the terms of the applicable Award Agreement.
Section 10.15 Awards to Non-U.S. Nationals and Employees Outside the U.S. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Corporation or an Affiliate operates or has Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates shall be covered by the Plan;

(b)	Determine which Employees and Directors outside the U.S. are eligible to participate in the Plan;

(c)
Modify the terms and conditions of any Award granted to Employees or Directors outside the U.S. to comply with applicable non-U.S. laws and/or to facilitate the operation and administration of Awards and the Plan;

(d)	Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Section 10.16 Compliance With Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan is, and all Awards made under the Plan are, intended to comply with Section 409A, including the exceptions for stock rights, short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be construed, interpreted and administered accordingly. If any provision of the Plan or the Award Agreement needs to be revised to satisfy the requirements of Section 409A, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of Section 409A and any such modification will attempt to maintain the same economic results as were intended under the Plan and Award Agreement. The Corporation cannot guarantee that the Awards, payments and benefits that may be made or provided under the Plan will satisfy all applicable provisions of Section 409A. Payments made to a Participant under the Plan or the Award Agreement in error shall be returned to the Corporation and do not create a legally binding right to such payments.
Section 10.17 Severability. If any provision of the Plan or any Award Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, person or Award Agreement, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.
Section 10.18 Employment Agreement. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent an employment agreement between a Participant and the Corporation or an Affiliate provides vesting terms with respect to an Award that are more favorable to the Participant than those set forth in the Plan or an Award Agreement, the vesting terms in such employment agreement shall control.
ARTICLE 11
INCENTIVE COMPENSATION AWARDS
Section 11.1 Incentive Compensation Awards. In addition to any other Awards under the Plan, the Committee may make Incentive Compensation Awards to Employees, based on the achievement of Performance Goals. The Committee may specify, at the time of grant of an Incentive Compensation Award (other than an Option) to a Participant who is then a “Covered Employee” (as that term is defined in Section 162(m)(3) or any successor provision), or may be a Covered Employee as of the end of the tax year in which the Corporation would claim a tax deduction in connection with such Incentive Compensation Award, that all or any portion of such Award is intended to satisfy the requirements for qualified performance-based compensation under Section 162(m). With respect to each Incentive Compensation Award, the Committee shall establish, in writing, that the vesting and/or payment pursuant to the Incentive Compensation Award shall be conditioned on the attainment of specified Performance Goals selected by the Committee for the specified Performance Period. The Committee shall take such action no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which twenty-five percent (25%) of the Performance Period has elapsed and, in any event, at a time when the outcome of the Performance Goals remain substantially uncertain.
Section 11.2 Payout of Incentive Compensation Awards. Except as provided in the applicable Award Agreement, a Participant must remain continuously in Service with the Corporation or an Affiliate through the last day of the Performance Period to be eligible to receive a payout of the Incentive Compensation Award. Unless the Committee specifies otherwise in the Award Agreement, payout of the Incentive Compensation Award will be made in cash. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A and in accordance with such procedures as the Committee may specify from time to time, to defer receipt of all or any portion of the Incentive Compensation Award otherwise payable to the Participant pursuant to this Section. A Participant who terminates employment before the end of the Performance Period will forfeit his or her Incentive Compensation Award; provided that, if the Participant’s employment terminated due to the Participant’s death or becoming Disabled, the Committee may approve, in its sole discretion, a pro rata payout to such Participant.
Section 11.3 Committee Certification and Authority. After the completion of each Performance Period, the Committee shall certify the extent to which any Performance Goal has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Incentive Compensation Award subject to this Article 11. Notwithstanding any provision of the Plan, with respect to any Incentive Compensation Award subject to this Article 11, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award. The Committee shall have the power to impose such other restrictions on Incentive Compensation Awards subject to this Article 11 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m).
Section 11.4 Annual Award Limits. Unless and until the Committee determines that an Award to a Participant shall not be designed to qualify as “qualified performance-based compensation”, as described under Section 162(m), the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Section 3.2, shall apply to grants of such Awards under this Plan:

(a)	Options. The maximum aggregate number of shares of Stock subject to Options granted to any one Participant in any one calendar year shall be 1,000,000 shares, determined as of the date of grant.

(b)
Restricted Stock and Restricted Stock Units. The maximum aggregate number of shares of Stock subject to Restricted Stock and Restricted Stock Units granted to any one Participant in any one calendar year shall be 500,000 shares, determined as of the date of grant.

(c)
Incentive Compensation Award and other cash-based Awards. The maximum aggregate amount that may be paid to any Participant in any calendar year under an Incentive Compensation Award or any other Award that is payable or denominated in cash, in each case that the Committee has determined shall be designed to qualify as qualified performance-based compensation, shall be $5,000,000 determined as of the date of payout (for avoidance of doubt, this limit applies in the aggregate to all forms of Awards subject to this clause (c)). The foregoing maximum shall apply to any Performance Period that is equal to a fiscal year of the Corporation, which maximum shall be adjusted to the corresponding fraction or multiple of that amount for any Performance Period of a different duration. To the extent that any form of Award subject to this clause (c) is to be settled in shares of Stock, either pursuant to the discretion of the Committee or at the election of the applicable Participant, compliance with the limit established by this clause (c) shall be determined by calculating the dollar value of the shares of Stock to be issued in settlement based on the Fair Market Value of such shares of Stock as of the applicable settlement date.

(d)
Section 162(m) Bonus Pool. At the determination of the Committee, within the first ninety (90) days of the respective Performance Period, the Committee may adopt a Section 162(m) cash bonus pool, based upon a designated percentage of one of the financial measures included in the definition of “Performance Goals” (e.g., 3% of adjusted pretax income). Such adoption shall include an allocation of the cash bonus pool to Participants who are bonus pool participants for that Performance Period (totaling no more than 100% of the pool). At the end of the Performance Period, the Committee will verify the actual pool dollars and may exercise negative (but not positive) discretion in the determination of the actual bonus to be paid to each respective bonus pool participant for that Performance Period; provided, however, the allocation shall satisfy the maximum limits set forth in clause (c) above.

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CBOE HOLDINGS™

Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 18, 2016.

Vote by Internet

- Go to **www.investorvote.com/CBOE**
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Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - William J. Brodsky	☐	☐	☐	02 - James R. Boris	☐	☐	☐	03 - Frank E. English, Jr.	☐	☐	☐
04 - William M. Farrow III	☐	☐	☐	05 - Edward J. Fitzpatrick	☐	☐	☐	06 - Janet P. Froetscher	☐	☐	☐
07 - Jill R. Goodman	☐	☐	☐	08 - R. Eden Martin	☐	☐	☐	09 - Roderick A. Palmore	☐	☐	☐
10 - Susan M. Phillips	☐	☐	☐	11 - Samuel K. Skinner	☐	☐	☐	12 - Carole E. Stone	☐	☐	☐
13 - Eugene S. Sunshine	☐	☐	☐	14 - Edward T. Tilly	☐	☐	☐				

+

	For	Against	Abstain
2. Advisory proposal to approve the Company's executive compensation.	☐	☐	☐
3. Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐
4. Approve the Second Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X +

02AFYB